Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of this 19th day of November, 2021 (the “Effective Date”) by and among FAT BRANDS, INC., a Delaware corporation, or one of its Affiliates (“Buyer”), WINGTIME, LLC, a Kansas limited liability company (“Seller”), and NATIVE GRILL AND WINGS FRANCHISING, LLC, an Arizona limited liability company (the “Company”) (Buyer, Seller, and the Company being individually a “Party” and collectively the “Parties”).

WHEREAS, Seller owns One Hundred Percent (100%) of the outstanding membership interest units in the Company (the “Units”);

WHEREAS, the Company operates a restaurant franchise business under the Native Grill and Wings restaurant brand (the “Business”);

WHEREAS, Seller also owns a One Hundred Percent (100%) membership interest in Native Partners, LLC, an Ohio limited liability company (“Native Partners”), and Native Partners owns a Fifty Percent (50%) membership interest in Gilbert Superstition, LLC, an Arizona limited liability company, which operates a Native Grill and Wings restaurant located at 1559 South Gilbert Road, Mesa, Arizona 85204 (the “NGW Restaurant”);

WHEREAS, Buyer desires to purchase all of Seller’s Units in the Company, and Seller desires to sell all of Seller’s Units in the Company, pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, the Parties intend for the purchase and sale of the Units to be treated for U.S. federal (and applicable state and local) income Tax purposes as an applicable asset acquisition under Section 1060 of the Code (and analogous provisions of state and local law) (the “Intended Tax Treatment”); and

NOW THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the parties hereby agree as follows:

1. Purchase and Sale of Units.

1.1. Definitions. Capitalized terms have the meanings ascribed to them in Schedule A if not otherwise defined herein.

1.2. Purchase and Sale of Units. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign, and convey to Buyer, free and clear of all Liens, and Buyer agrees to purchase for the Purchase Price set forth in Section 1.3, the Units such that, as of Closing, all of the Units shall be owned by Buyer.

1.3. Purchase Price. In consideration of the sale of the Units to Buyer hereunder, Buyer shall pay to Seller in immediately available funds at Closing an amount (the “Purchase Price”) equal to (a) Twenty Million and 00/1000 dollars ($20,000,000.00) (the “Enterprise Value”), minus (b) the amount of all Indebtedness of the Company as of the Effective Time (the “Closing Indebtedness”), minus, (c) the amount of any Transaction Expenses, (d) minus, the Closing Date Working Capital Deficit, if any, as determined pursuant to Section 1.4, and minus, the Escrow Amount and plus (e) the Closing Date Working Capital Surplus, if any, as determined pursuant to Section 1.4.

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1.4. Working Capital Adjustment.

(a) Certain Definitions.

“Closing Date Working Capital” means the Working Capital of the Company on the Closing Date.

“Closing Date Working Capital Surplus” means the amount, if any, by which the Closing Date Working Capital exceeds the Target Working Capital.

“Closing Date Working Capital Deficit” means the amount, if any, by which the Closing Date Working Capital is less than the Target Working Capital.

“Target Working Capital” means $135,981.

(b) Closing Estimates. At least three (3) Business Days prior to the Closing Date, Seller and the Company shall prepare and deliver to Buyer a written statement (the form and substance of which shall be subject to Buyer’s approval, which approval shall not to be unreasonably withheld) (such statement, the “Estimated Closing Statement”) that includes a good-faith estimate of the balance sheet of the Company as of the Effective Time prepared in accordance with the Accounting Principles and a good-faith estimate of the following as of the Effective Time: the Purchase Price (the “Estimated Purchase Price”), including the Closing Indebtedness, the Transaction Expenses, the Closing Date Working Capital, and the Closing Date Working Capital Deficit or Closing Date Working Capital Surplus, as applicable.

(c) Closing Statement. Within ninety (90) days after the Closing Date, Buyer will deliver to Seller a statement (the “Closing Statement”) prepared in accordance with the Accounting Principles setting forth Buyer’s computation of the Purchase Price, including the Closing Indebtedness, the Transaction Expenses, the Closing Date Working Capital, and the Closing Date Working Capital Deficit or Closing Date Working Capital Surplus, as applicable. Buyer shall grant Seller and/or its representatives reasonable access during normal business hours to the Company’s books and records for a thirty (30) day period (the “Adjustment Review Period”) following delivery of the Closing Statement for the purpose of facilitating Seller’s review of the Closing Statement. Seller may, within the Adjustment Review Period, deliver to Buyer written notice of any objections to the Closing Statement (the “Objections Statement”), setting forth in reasonable detail (i) the items or amounts with which Seller disagrees and the basis for such disagreement. Any portion of the computations included on the Closing Statement not objected to in a timely-delivered Objections Statement shall become final, non-appealable and binding on the Parties. Seller shall be deemed to have agreed with all items and amounts in the Closing Statement not specifically referenced in the Objections Statement provided prior to the end of the Adjustment Review Period and the Closing Statement in its entirety if no Objections Statement is delivered within the Adjustment Review Period.

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(d) Objection Resolution. Buyer and Seller will work in good faith to resolve any items set forth in the Objections Statement, and any disputed items resolved in writing between Seller and Buyer shall be final and binding on the Parties for all purposes hereunder. If Buyer and Seller cannot resolve all disputes within thirty (30) days following Seller’s timely delivery of an Objections Statement, all remaining objections will be resolved by an accounting firm agreed upon by Buyer and Seller that has no prior working relationship with any of the Parties (the “Independent Accountant”). The Parties shall use reasonable efforts to cause the Independent Accountant to issue its written determination within thirty (30) days after the dispute is submitted to it, which determination shall be final, binding and non-appealable (unless there are mathematical errors). Buyer and Seller shall cooperate with the Independent Accountant during the term of its engagement and shall use commercially reasonable efforts to cause the Independent Accountant to resolve all remaining disagreements with respect to the items set forth in the Purchase Price, including each of the components thereof, as soon as practicable. The Independent Accountant shall consider only those items and amounts in Buyer’s and Seller’s respective calculations of the Purchase Price, including each of the components thereof, that are identified as being items and amounts to which Buyer and Seller have been unable to agree. In resolving any disputed item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either Party. The Independent Accountant’s determination of the Purchase Price, the Closing Date Working Capital and the components thereof shall be based solely on written materials submitted by Buyer and Seller (i.e., not on independent review) and on the Accounting Principles and the definitions included herein. The Parties will evenly split the Independent Accountant’s fees and costs.

(e) Within five (5) Business Days after the Purchase Price, including each of the components thereof, is finally determined pursuant to this Section 1.4:

(i) if the Purchase Price as finally determined pursuant to this Section 1.4 (the “Final Purchase Price”) is less than the Estimated Purchase Price as set forth on the Estimated Closing Statement, then Seller shall pay to Buyer the amount (if any) by which the Final Purchase Price exceeds the Estimated Purchase Price; and

(ii) if the Final Purchase Price is greater than the Estimated Purchase Price, then Buyer shall pay to Seller the amount by which the Final Purchase Price exceeds the Estimated Purchase Price.

All payments to be made pursuant to this Section 1.4(e) shall (x) be treated by all parties for Tax purposes as adjustments to the Purchase Price and (y) be made within five (5) Business Days after the Final Purchase Price is determined. Any such payment shall be satisfied (a) first, from the funds available in the Escrow Account, provided that, upon written request from Buyer, Seller shall replenish, within 10 Business Days, any funds disbursed pursuant to this clause (a) that exceeds One Hundred Thousand and 00/100 dollars ($100,000.00) and (b) second, to the extent such payment obligation exceeds the balance of available funds in the Escrow Account, by the Seller, by direct payment to Buyer.

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1.5. Seller’s Actions at Closing. At or prior to the Closing, Seller shall:

(a) deliver to Buyer the certificate(s), if any, evidencing the Units owned by Seller, free and clear of all Liens together with an irrevocable assignment of membership Interest separate from any certificate, which shall evidence the transfer of the Units, in form and substance reasonably acceptable to Buyer;

(b) deliver to Buyer an executed version of the escrow agreement, in a customary form agreed upon between Buyer and Seller, governing the deposit and disbursement of the Escrow Amount with the Escrow Agent (“Escrow Agreement”), duly executed by Seller;

(c) deliver to Buyer an executed version of the Second Amended and Restated Operating Agreement of the Company, with Seller as the sole member, in such form as reasonably agreed to by Buyer;

(d) deliver to Buyer an assignment of all Intellectual Property held by Seller related to the Business or otherwise useful to the Business to the Company; and

(e) deliver to Buyer executed versions of such other instruments, certificates or documents as reasonably required by Buyer.

1.6. Buyer’s Actions at Closing. At or prior to the Closing, Buyer shall:

(a) pay the Estimated Purchase Price (as calculated based on the Estimated Closing Statement) to an account designated in writing by Seller;

(b) pay on behalf of the Company the Closing Indebtedness to the applicable Persons, in the amounts and by wire transfer to the accounts set forth in the Payoff Letters delivered pursuant to Section 1.7(d);

(c) pay on behalf of the Company the Transaction Expenses to the applicable Persons, in the amounts and by wire transfer to the accounts set forth in the invoices delivered pursuant to Section 1.7(b); provided, however, that in the case of Transaction Expenses owed to employees of the Company, Buyer shall contribute such amounts to the Company and cause the Company to pay such amounts (less applicable withholding) to the applicable employees as soon as practicable following the Closing;

(d) deliver to Seller an executed version of the Escrow Agreement, duly executed by Buyer;

(e) deposit the Escrow Amount with the Escrow Agent to be held in a segregated interest-bearing escrow account to be held and distributed in accordance with the terms of the Escrow Agreement (the “Escrow Account”);

(f) deliver to Seller a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Sections 9.1 has been satisfied; and

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(g) deliver to Seller executed versions of such other instruments, certificates or documents as reasonably required by Seller.

1.7. Company’s Actions at Closing. At or prior to the Closing, the Company shall:

(a) deliver to Buyer resignations of the directors, managers and officers of the Company, except as Buyer may otherwise specify;

(b) deliver to Buyer a certificate of a manager or officer of the Company certifying (i) that attached thereto are true and complete of copies of its certificate of organization and operating agreement; (ii) a certificate of good standing or equivalent duly certified as of a recent date by the Secretary of State of the Company’s jurisdiction of formation (iii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors or managers (or equivalent governing body) of the Company authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein (collectively, the “Transaction”); (iv) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, and (v) the names and signatures of the managers or officers of the Company authorized to sign this Agreement and the Transaction Documents;

(c) at least two (2) Business Days prior to the Closing, deliver to Buyer (i) a final invoice from each Person to whom the Transaction Expenses are owed along with instructions from such Person for paying such amounts and (ii) an agreement by such Person that the agreement pursuant to which the Transaction Expenses are owed as set forth in the final invoice shall be deemed terminated upon payment of thereof at Closing and that such Person thereupon releases the Company from any and all claims under such agreement; all in a form and substance reasonably satisfactory to Buyer;

(d) deliver to Buyer at least three (3) Business Days prior to the Closing, the Payoff Letters from each holder of Closing Indebtedness;

(e) deliver to Buyer such certificates and documents as may be necessary or appropriate to change the authorized signatories on all bank accounts and safe deposit boxes maintained by or in the name of the Company;

(f) deliver to Buyer the original minute and equity books of the Company;

(g) deliver to Buyer each of the Required Consents in form and substance reasonably acceptable to Buyer;

(h) deliver to Buyer a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Sections 8.2, 8.3 and 8.6 has been satisfied; and

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(i) deliver to Buyer executed versions of such other instruments, certificates or documents as reasonably required by Buyer.

1.8. Further Assurances. At any time after Closing, at the request of the other Party and at the requesting Party’s out-of-pocket cost and expense, each Party shall execute and deliver such other instruments, certificates, or documents, and to take such other actions as either Party may reasonably request, in order to confirm and effectuate the transactions and obligations of the Parties hereby.

1.9. Closing. The closing of the Transactions (the “Closing”) shall take place three (3) Business Days following the satisfaction or waiver of all of the conditions set forth in Sections 6, 7 and 8 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) (the date of the Closing, the “Closing Date”). The Closing shall occur via the remote exchange of executed documents and signatures and other deliverables by PDF or other means of electronic delivery at a time and place to be agreed upon by the Parties. All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the party against whom such waiver is sought to be enforced. Subject to the provisions of Section 11, the failure to consummate the Closing on the date and time determined pursuant to this Section 1.9 shall not result in the termination of this Agreement and shall not relieve any party of any obligation under this Agreement. The Closing shall be deemed to be effective at 12:01 a.m. Pacific Time on the Closing Date (the “Effective Time”) for all purposes, except as may otherwise be expressly provided herein.

1.10. Withholding Rights. Buyer and its applicable withholding agents, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Legal Requirement, with prior written notice to the applicable payee. To the extent that amounts are so withheld by Buyer or its applicable withholding agents and remitted to the applicable Governmental Entity, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Buyer or its applicable withholding agents, as applicable, and such amounts shall be delivered by Buyer or its applicable withholding agents, as applicable, to the applicable Governmental Entity. In accordance therewith, any such withholding will reduce amounts otherwise payable under this Agreement.

2. Representations and Warranties of Seller with Respect to the Company. Seller and the Company hereby represent and warrant to Buyer that the statements contained in this Section 2 are true and correct on the date hereof, and on the Closing Date as if made thereon; provided, however, Seller and the Company shall be permitted to update the Schedules in this Section 2 to the extent such update is not a material item and such update relates to an event occurring after the Effective Date. Notwithstanding the foregoing, any such updates shall not limit or otherwise foreclose Buyer’s rights pursuant to Section 10 of the Agreement with respect to Damages related to such updates. To the extent any of the statements contained in this Section 2 relate to the period of time prior to September 27, 2018 (the “Prior Period”), Seller and the Company represent and warrant to the Knowledge of Seller and the Company that such statements are true and correct on the date hereof, and on the Closing Date as if made thereon, with respect to the Prior Period:

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2.1. Organization; Existence & Good Standing; Authority.

(a) The Company is a limited liability company duly organized, validly existing, and is in good standing under the laws of Arizona. Except as would not be reasonably likely to result in a Material Adverse Effect, the Company is qualified to do business as a foreign limited liability company and in good standing in each jurisdiction in which it is required by applicable Law to be qualified, each of which jurisdictions is listed on Schedule 2.1. The Company has the limited liability company power and authority, to conduct its business as presently conducted and as contemplated to be conducted, to own or use its assets and property, and to perform its contractual obligations. The Company does not have any subsidiaries and does not own any shares of stock, equity or other securities of any other Person.

(b) The Company has full limited liability company power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the Transactions have been duly authorized by all requisite limited liability company action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Transaction Document has been duly executed and delivered by the Company, such Transaction Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

2.2. Capitalization. The Company has authorized 100,000 Units, all of which are issued and outstanding. Upon acquisition of the Units, Buyer will own one hundred percent (100%) of the issued and outstanding membership interests of the Company. Seller is the only holder of record of the outstanding Units, and Seller is the only beneficial owner of the Units. Other than the Units, (a) no Company equity, ownership or other interests of any kind are authorized or outstanding, and (b) there is no commitment by the Company to issue any such equity, ownership or other interests or to distribute to holders of any of its equity any evidence of indebtedness or asset, to repurchase or redeem any equity, ownership or other interests or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any such equity, ownership or other interests. All of the outstanding Units are duly authorized, validly issued, fully paid, and non-assessable. No options, warrants, conversion rights, preemptive rights, contracts, arrangements or contingencies of any kind, have been authorized or issued, obligating the Company to issue, sell, redeem or transfer any Units, or any securities convertible into Units, or exchangeable for Units. No voting trusts, operating agreements, proxies or other agreements or arrangements are in effect with respect to the voting or transfer of any Units. The Company is not a participant in any joint venture, partnership, or similar arrangement, and there are no contractual obligations of the Company to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other Person. There are no restrictions on the ability of the Company to make distributions or pay dividends, of cash or otherwise, to its equity holders and the Company has any obligations to make distributions or pay dividends. No Units were issued in violation of the Securities Act or any other Legal Requirement.

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2.3. Company’s Organization Documents. Seller has made available to Buyer true, complete and correct copies, as in effect on the date hereof, of the Company’s Organizational Documents, all of which are listed on Schedule 2.3. The Company’s minute book, a true, correct and complete copy of which has been provided to Buyer, accurately reflects in all material respects all actions taken at all meetings and consents in lieu of meetings of the owners thereof, and all actions taken at all meetings and consents in lieu of meetings of its managers and members and all committees, and no material meetings of any such owners, board of directors, or committees have been held for which minutes have not been prepared and are not contained in such minute books.

2.4. No Conflict; No Consents. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not directly or indirectly (with or without notice or lapse of time): (a) violate or conflict with the Company’s Organizational Documents or any Legal Requirement applicable to the Company; (b) result in the creation or imposition of any Lien on any of the Company’s assets; or (c), except as set forth on Schedule 2.4, violate, require any notice or consent under, or give rise to any right of modification, termination, or acceleration with respect to, any Contract to which the Company is a party or to which the business of the Company is subject. Seller and the Company are not required to notify, or obtain any consent or waiver from, any Person (including any Governmental Entity) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except as set forth on Schedule 2.4.

2.5. Financial Statements. Seller has made available to Buyer true, complete and correct copies of the Financial Statements. Except as set forth on Schedule 2.5, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of any interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material) and the absence of notes (that, if presented, would not differ materially from those presented in any year-end Financial Statements). The Financial Statements fairly and accurately present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations and, except for the interim Financial Statements, cash flows of the Company for the periods indicated.

2.6. Title, Necessary Assets and Liens.

(a) Except as set forth on Schedule 2.6(a), the Company has good and marketable title to all of its assets, free and clear of any and all Liens, other than Permitted Liens.

(b) Except as reflected on Schedule 2.6(b), the assets owned and leased by the Company constitute all of the assets material to the operation of the business of the Company as currently conducted, such assets constitute all of the assets necessary for the conduct of the business of the Company as it is currently conducted and such assets are sufficient for the continued conduct by the Company of its business after the Closing in substantially the same manner as conducted prior to the Closing.

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(c) Schedule 2.6(c) lists all personal property owned or leased by the Company and the location of such assets (other than items of personal property with a value of One Thousand and 00/100 Dollars ($1,000.00) or less).

(d) Except as disclosed on Schedule 2.6(d), all such personal property is in good repair and operating condition and is suitable for the purposes for which it is used, reasonable wear and tear excepted.

2.7. No Litigation; No Violations of Law; Permits; Licensing.

(a) Except as stated on Schedule 2.7(a), no Action is pending or, to Seller’s Knowledge threatened, against the Company affecting the Company, its property, assets or Business, and there have been no Actions against the Company for the past five (5) years). To Seller’s Knowledge, no event has occurred, or circumstances exist that are reasonably likely to give rise to any Action against the Company. There are no Actions pending or, to the Seller’s Knowledge, threatened against that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.

(b) No Governmental Order of any Governmental Entity or arbitration tribunal is pending or, to Seller’s Knowledge threatened, against the Company, and there have been no such Governmental Orders for the past five (5) years. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

(c) Except for the violations listed on Schedule 2.7(c), the Company is not in material violation of, and has complied in all material respects with, all applicable Legal Requirements. The Company has not been charged with and, to the Seller’s Knowledge, is not now under investigation with respect to, a violation of any Law. The Company has not received any written communication during the past five (5) years from a Governmental Entity that alleges that it is not in compliance with any Law.

(d) The Company (i) holds, and is in compliance with the terms of, all Permits that are material to the Company’s business, all of which are listed on Schedule 2.7(d), (ii) has not received any notice of the institution of any Action to revoke any such Permits or alleging that the Company fails to hold such Permits, (iii) has not received any written notice that any loss or expiration of any Permit is pending, other than expiration in accordance with the terms thereof, and (iv) has no Knowledge of any threatened or reasonably foreseeable loss or expiration of any Permit, other than expiration in accordance with the terms thereof. The material Permits are valid and in full force and effect and none of such Permits will be terminated or impaired or become terminable as a result of the Transactions.

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2.8. Taxes.

(a) The Company has filed, or has caused to be filed on its behalf, all income and other material Tax Returns required to be filed by the Company, and all such Tax Returns are complete and accurate in all material respects, and were prepared in material compliance with all applicable Legal Requirements. All Taxes due and owing (whether or not shown on any Tax Return) by the Company have been paid in full. There are no liens for Taxes (other than for current Taxes not yet due and payable) outstanding against any assets of the Company, or against any Units of the Company.

(b) There is no pending audit, examination or Action concerning any Tax Liability of the Company. The Company has not received any written notice from any Governmental Entity (i) within the three (3) years preceding the date hereof indicating an intent to open an audit or other review or (ii) within the three (3) years preceding the date hereof of deficiency or proposed adjustment for any amount of Tax that has not been fully paid, settled or accrued.

(c) Schedule 2.8(c) indicates those Tax Returns of the Company for Tax periods ending on or after December 31, 2018 that have been audited by the Internal Revenue Service or by any other Governmental Entity. No written claim has been made by a Governmental Entity in a jurisdiction where the Company has not filed Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company has not received from any Governmental Entity with respect to Tax periods ending on or after December 31, 2018 any written notice of underpayment of Taxes or other deficiency, or written notice of proposed adjustment or audit. Seller has delivered to Buyer true and complete copies of all examination reports, notices of underpayment of Taxes, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2018.

(d) The Company has not received any written notice, and has no knowledge, of any audit, assessment, dispute or claim currently outstanding or proposed against the Company in respect of any Taxes.

(e) The Company has not received any written claim from a Governmental Entity in a jurisdiction in which the Company does not file Tax Returns or otherwise pay Taxes indicating that the Company is or may be subject to taxation by such jurisdiction.

(f) The Company has not agreed to any waiver of any statute of limitations in respect of Taxes nor has agreed to, or is subject to, any extension of time with respect to a Tax assessment or deficiency.

(g) Except as stated on Schedule 2.8 (g), the Company has never been a member of an affiliated, consolidated, combined, unitary or aggregate group (including pursuant to Section 1502 of the Code) or filed any Tax Return as a member of such group (other than with respect to the combined, consolidated, affiliated or unitary group for Tax purposes for which a Company is the common parent).

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(h) The Company does not have any liability for Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any similar Legal Requirement), (ii) under any Tax sharing, allocation, indemnification or similar agreement (excluding agreements entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes) or (iii) as a transferee or successor or as a result of a Contract (excluding Contracts entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes).

(i) The Company has not participated in any “reportable transaction,” as defined under Treasury Regulations Section 1.6011-4(b).

(j) The Company is not currently bound to, nor has requested any private letter ruling, technical advice memoranda, or any similar ruling relating to Taxes from any Governmental Entity.

(k) The Company has never distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Section 355 of the Code.

(l) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in the Company’s method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing or the Company’s use of an improper method of accounting prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or other Legal Requirement) executed by the Company prior to the Closing, (iii) installment sale or open transaction disposition made by the Company prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing by the Company (including, without limitation, pursuant to Sections 451(c), 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34), (v) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provisions of state, local or other Legal Requirement) entered into or created prior to the Closing, (vi) application of Section 952(c)(2) of the Code, or application of Section 951 of the Code with respect to income earned or recognized or payments received on or prior to the Closing Date or (vii) “global intangible low taxed income” within the meaning of Section 951A of the Code (or any similar provision of state, local or other Legal Requirement) attributable to a period prior to the Closing.

(n) The Company has materially complied in all material respects with all applicable transfer pricing Legal Requirements, has prepared all necessary transfer pricing documentation as required by applicable Legal Requirement, and has filed all applicable Tax Returns with respect thereto. The prices for any material property or services (or for the use of any material property) provided by or to the Company are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

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(o) The Company has not made any election under Section 965(h) of the Code (or any similar provision of state, local or other Legal Requirement).

(p) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Company has complied with any applicable information reporting requirements with respect to such amounts paid.

(q) The Company is currently classified as disregarded from Seller for applicable Tax purposes and has never been treated as a corporation for such purposes.

(r) The Company does not have, nor has ever had, a “permanent establishment” or other office or fixed place of business, or is otherwise subject to Tax, in any country other than the country in which it is organized. The Company does not own any stock or other ownership interests in (i) any corporation which is a passive foreign investment company within the meaning of Section 1297 of the Code or a controlled foreign corporation within the meaning of Section 957 of the Code or (ii) any partnership, joint venture, limited liability company, or other entity taxed as a partnership or other pass-through entity for U.S. federal Income Tax purposes. The Company is not a party to any arrangement or contract which could be treated as a partnership for U.S. federal Income Tax purposes.

(s) The Company has, at all times, materially complied with the provisions of Subpart F of the Code and the Treasury Regulations promulgated thereunder.

(t) The Company has not deferred any payment of Taxes otherwise due through any automatic extension or other grant of relief provided by a COVID-19 Measure that is not to be included as a liability for purposes of computing Net Working Capital or included in Indebtedness; or sought any other Tax benefit from any applicable Governmental Entity related to any governmental response to COVID-19 (including any benefit provided or authorized by a COVID-19 Measure) that will impact Taxes payable by the Company in a Post-Closing Tax Period.

(u) No representation or warranty contained in this Section 2.8 shall be construed as a representation or warranty with respect to any Tax position that Buyer may take with respect to any taxable period (or portion thereof) beginning after the Closing Date.

(v) Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code, and is not subject to withholding under Section 1446 of the Code.

(w) No Post-Closing Taxable Income or Expense will be realized with respect to the Company, its assets, or its business.

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2.9. Employment Matters.

(a) Schedule 2.9(a) lists the name, title, exemption status, current base salary rate or hourly compensation rate, accrued bonus, accrued commissions, accrued sick leave, accrued vacation benefits, accrued severance pay and all other compensation paid or payable to each present employee and contractors, who are natural persons, of the Company. Schedule 2.9(a) also described whether each such employee or contractor provides services to any Affiliate or Related Party to the Company and describes the nature of the services so provided, the time spent on providing such services (on a weekly and monthly basis) and how compensation for such person is allocated between the entities. All compensation and bonuses due and owing to any employee or contractor, who is a natural person, of the Company as of the Closing Date have been paid in full or accrued in the full amount set forth on Schedule 2.9(a).

(b) To the Seller’s Knowledge, no employee is a party to or bound by any Contract that (i) prohibits or purports to prohibit any employee from performing his or her duties to the Company, (ii) could materially and adversely affect the ability of Buyer or the Company to conduct its business, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Company, (iv) requires him or her to transfer, assign or disclose information concerning his or her work on behalf of the Company to anyone other than the Company or (v) would be breached as a result of the consummation of the Transactions. Except as provided on Schedule 2.9(b), no employee has terminated or to Seller’s Knowledge threatened to terminate his or her employment with the Company, or given notice of such termination, and Seller has no reason to believe that any employee intends to terminate his or her employment with Company. No former employee of the Company is a party to or bound by, any Contract with the Company that could materially and adversely affect the ability of the Company to conduct its business. The Company has never received a (i) “no match letter” from the U.S. Social Security Administration, or (ii) written notice from the Department of Homeland Security that the immigration status or employment authorization documentation presented or referenced by an employee as proof of work authorization is assigned to another individual.

(c) The Company is not now, nor has it ever been, a party to, bound by, or in negotiations concerning any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of the Company, and, to the Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There is not and has never been, nor has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company does not have a duty to bargain with any Union.

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(d) The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of the Company, or the termination thereof, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(e) The Company has complied with the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses (the “WARN Act”) for at least the past six (6) years and the Company has no plans to undertake any action in the future that would trigger the WARN Act or any similar state, local, or foreign laws, whether individually or in the aggregate. There have been no group layoffs or furloughs affecting the employees of the Company.

(f) The Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or material policy violation allegations of which it is aware. With respect to each such allegation with potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company, that, if known to the public, would bring the Company into material disrepute.

2.10. Employee Benefits.

(a) Set forth on Schedule 2.10 is a complete list of each Benefit Plan. Neither the Company nor any of its managers, officers, employees or, to Seller’s Knowledge, any Benefit Plan fiduciary has any material Liability for failure to comply with any applicable Legal Requirements, including, without limitation, ERISA, for any action or failure to act in connection with the administration or investment of any Benefit Plan.

(b) With respect to each Benefit Plan, Seller has made available to Buyer correct and complete copies of each of the following documents, as applicable: (i) the plan document (including all amendments thereto and any written policies/procedures used in administration of such Benefit Plan), (ii) the most recently filed Form 5500 annual report, including all attachments thereto, (iii) the summary plan description (including all summaries of material modifications thereof), (iv) all Contracts with third-party administrators, actuaries, investment managers, consultants or other independent contractors that provide services to each such Benefit Plan, and (v) the most recent IRS determination or opinion letter for each Benefit Plan intended to be qualified under Section 401(a) of the Code.

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(c) Each Benefit Plan and its related trust, if applicable, has been administered, operated, and maintained in compliance in all material respects with its terms, and the requirements of all applicable Legal Requirements, including ERISA and including applicable Legal Requirements relating to the form or content of the Benefit Plan. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such plan is qualified and that the trust related thereto is exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor to Seller’s Knowledge has such revocation or unavailability been threatened.

(d) Nothing has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a material penalty under Section 502 of ERISA or to material tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. The Company has timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to the Benefit Plans.

(e) The Company has never sponsored, maintained, or made any contributions to any (i) Benefit Plan that is or was subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code; (iv) “funded welfare plan” within the meaning of Section 419 of the Code; or (v) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) The Company has not terminated any Benefit Plan within the last three (3) years.

(g) No provision of any Benefit Plan or collective bargaining agreement would reasonably be expected to result in any limitation on Buyer or any of its Affiliates from amending or terminating any Benefit Plan after the Closing without material Liabilities other than reasonable administrative expenses in connection with such termination.

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(h) No Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company after retirement or other termination of service (other than coverage or benefits (i) required to be provided under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA or any similar state continuation coverage Laws and (ii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).

(i) There is no pending or, to the Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been documented in writing, maintained and operated in compliance in all material respects with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations), and no amounts deferred under any such Benefit Plan is, or upon vesting or settlement will be, subject to the interest, penalties and additional Tax set forth under Section 409A of the Code. The Company does not have any indemnity or gross-up obligation to any Person for any Taxes or penalties imposed under Sections 4999 or 409A of the Code. Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(k) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in any amount paid or payable by the Company (or by any of its Affiliates or by any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code)): (A) constituting an “excess parachute payment” within the meaning of Code Section 280G or Code Section 4999, or (B) being not deductible by the Company by reason of Code Section 280G.

(m) Each Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in compliance in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, including the market reform mandates and the employer-shared responsibility requirements, and no event has occurred and no circumstances exist that would reasonably be expected to cause the Company to be subject to any Taxes assessable under Sections 4980H(a) and 4980H(b) of the Code. The Company has complied in all material respects with the annual health insurance coverage reporting requirements under Code Sections 6055 and 6056.

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2.11. Intellectual Property.

(a) Schedule 2.11(a) lists all (i) Company IP Registrations (including the application or registration number and the filing jurisdiction) and (ii) Company IP, including proprietary Software (the “Owned Software”), common law trademarks and trade secrets, that are not registered but that are material to the Company’s business. All required filings and fees related to Company IP Registrations have been timely filed with and paid to the relevant Governmental Entity and authorized registrars, and all Company IP Registrations are otherwise in good standing. Schedule 2.11(a) sets forth all required actions, filings and fees related to Company IP Registrations that are due within 90 days from the Closing Date to maintain such Company IP Registrations in good standing.

(b) The Company is the sole and exclusive legal and beneficial, and with respect to Company IP Registrations, record, owner of all right, title and interest in and to Company IP, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the businesses of the Company free and clear of Liens.

(c) The Company’s rights in Company IP and Company Other Intellectual Property (as defined below) are valid, subsisting and enforceable. Company IP, together with any additional Intellectual Property that is subject to a Company IP Agreement (“Company Other Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the conduct of the Company of its business as currently conducted. The content license agreements set forth on Schedule 2.11(c) are all content license agreements to which the Company is a party.

(d) The conduct of the Company’s business, as currently and formerly conducted by it, and the Company’s products, processes and services, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person, and the conduct by it of its business as currently and formerly conducted, including the exploitation of Company IP does not result in the breach in any material respect of any agreement with any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company IP and/or any Company Other Intellectual Property.

(e) There are no pending or, to Seller’s Knowledge threatened legal or administrative proceedings, Governmental Entity investigations or inquiries, or claims demands or actions (including any oppositions, interferences or re-examinations): (i) challenging the validity, enforceability, registrability or ownership of any of the Company IP, or Company Other Intellectual Property or the Company’s rights with respect thereto, or (ii) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company, or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Company IP or Company Other Intellectual Property. The Company has not libeled or defamed any Person, or engaged in any unfair competition or trade practices under the applicable Law of any jurisdiction.

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(f) The Company is not party to any settlement, covenant not to sue, Contract or Governmental Order resulting from any Action which (i) permits third parties to use any Company IP, (ii) restricts the Company’s rights with respect to any Company IP or any Company Other Intellectual Property beyond the specific terms of the Company IP Agreement pursuant to which the Company acquired rights to such Company Other Intellectual Property, (iii) restricts the Company’s business in order to accommodate any other Person’s rights in connection with any Company IP or any Company Other Intellectual Property beyond the specific terms of the Company IP Agreement pursuant to which the Company acquired rights to such Company Other Intellectual Property or (iv) requires any future payment by the Company to any Person in connection with any Company IP or any Company Other Intellectual Property beyond the specific terms of the Company IP Agreement pursuant to which the Company acquired rights to such Company Other Intellectual Property.

(g) All Company IP for which confidentiality is appropriate has been maintained in confidence in accordance with commercially reasonable protection procedures. The Company has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of all trade secrets that are part of Company IP, including requiring Persons having access thereto to execute written non-disclosure agreements. The trade secrets that are part of Company IP are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person or to the detriment of the Company. The Company has delivered to Buyer all material documentation with respect to any trade secret included in Company IP.

(h) The Company’s Systems are reasonably sufficient for the existing needs of the Company, including as to capacity and ability to process current peak volumes in a timely manner; such Systems perform all computing, information technology and data processing operations necessary for the operation of its business as currently operated; such Systems (to the extent dedicated to the Company), other than Software that is duly and validly licensed to the Company pursuant to a valid and enforceable Contract, are owned and operated by, and or are under the control of, the Company. The Company has implemented all critical security patches provided by third party licensors for the Company’s Systems. The Company has disaster recovery plans and procedures for its business.

(i) To Seller’s Knowledge, the Owned Software does not contain any computer code or any other mechanisms that are intended to or that will (i) disrupt, disable, erase, or harm in any way such Software’s operation, or cause such Software to damage or corrupt any data, hardware, storage media, programs, equipment, or communications of a computer system, or (ii) permit any Person to access such Software or any of the Company’s Systems without authorization. The Company has not provided, nor is obligated to provide, the source code for any Owned Software to any third party, including any escrow agent.

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(j) The Company has entered into appropriate agreements governing the use of and content posted to social media accounts with those employees or third parties responsible for such activities. The Company has complied in all material respects with all Internet domain name registration and other requirements of Internet domain administration authorities concerning all domain names that are Company IP, and operated all websites associated with such domain names in accordance with all applicable Laws in all material respects. The Company is the owner of, or have sufficient rights to display or make available, all content, data, and other information displayed or made available, as applicable, on all websites, promotional material, advertisements, and press releases associated with any domain name included in Company IP.

2.12. Contracts. Schedule 2.12 lists all Contracts (such contracts, the “Material Contracts”) to which the Company is a party or to which the business of the Company is subject that: (a) involve obligations (contingent or otherwise) of the Company in excess of $25,000; (b) include a requirement that the Company purchase its total requirements of any product or service from such third party; (c) cannot be cancelled by the Company without penalty or without more than thirty (30) days’ notice; (d) provide the Company to be the exclusive provider of any product or service to any Person, or that otherwise involve the granting by any Person to the Company exclusive rights of any kind; (e) provide for the assumption of any Tax, environmental or other Liability of any Person; (f) relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise); (g) are with employees and individual independent contractors or any Union or are collectively bargaining agreements; (h) involve any franchise, construction, fidelity, performance and other bonds, guaranties in lieu of bonds and letters of credit posted by or on its behalf; (i) are with any Governmental Entity; (j) involve providing for indemnification to or from any Person and that was not entered into the ordinary course of business consistent with past practices; (k) that provide any other Person with “most favored nation” or similar pricing or contain any special warranty, rebate arrangement, “take or pay” arrangement, mark-down or discount arrangement, agreement to take back or exchange goods, consignment arrangement or similar understanding with a customer or supplier of the Company or that involve any right of first refusal or first negotiation; (l) that limit in any way the Company’s ability to operate its Business freely and fully in any jurisdiction or location or that limit the Company’s right to solicit, hire or engage any employees, consultants, customers or suppliers; (m) are a Lease; (n) Company IP Agreements, (o) are Franchise Documents, (p) involve payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures, or (q) are otherwise material to the Company and its Business and are not otherwise disclosed. Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Except as otherwise noted on Schedule 2.12, the Company is not in breach or violation of any Contract listed on Schedule 2.12 and no event has occurred which, with the giving of notice or the passage of time, would result in a default or violation thereunder. To Seller’s Knowledge, no other party to any Contract listed on Schedule 2.12 is in breach or violation of that Contract and no event has occurred which, with the giving of notice or the passage of time, would result in a default or violation thereunder. The Company has not received from any party to a Material Contract any written notice of any intention to terminate any Material Contract, and no Material Contract is personally guaranteed by Seller or any other Person or will require any personal guaranty of any Person in connection with the consummation of the transactions contemplated herein, except as stated on Schedule 2.12. To Seller’s Knowledge, each party to any Material Contract has performed all obligations under each Material Contract required to be performed and, to the Seller’s Knowledge no facts exist which would render such performance unlikely and no party to a Material Contract has claimed a force majeure with respect thereto. No party to a Material Contract is renegotiating such Material Contract. Seller has made available to Buyer a true, complete and correct copy of each Contract listed on Schedule 2.12 including all schedules and exhibits thereto and all amendments, supplements, side letters and waivers related thereto.

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2.13. Real Estate. The Company does not own, and has never owned, any real property and does not lease, and has never leased, any real property as a Sublessor to any third party. Schedule 2.13 lists all real property leases or subleases entered into by the Company (such “Leased Real Property”) and contains a description of the premises leased, the parties to such lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and the current use of such property. The only interests of the Company in any real property are those identified on Schedule 2.13, no other real property, or interest in real property, is used in the operation of the Company’s business, and Seller has made available to Buyer true, complete and correct copies of all Leases. The Company is not in default under any Lease, and no event has occurred that with notice or the passing of time would constitute a default by the Company under any Lease. To Seller’s Knowledge, no lessor is in default under any Lease, and no event has occurred that with notice or the passing of time would constitute a default by the lessor under any Lease. No dispute exists with respect to the Company’s right to enjoy the premises under the Leases. Except as set forth on Schedule 2.13, the Leased Real Property constitutes all of the real property utilized by the Company. The use and operation of the Leased Real Property in the conduct of Business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To Seller’s Knowledge, no material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Seller’s Knowledge threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. The Company has provided or made available to Buyer all title reports, surveys, title policies, environmental audits or reports, maintenance reports, permits and appraisals with respect to the Leased Real Property to the extent any of the foregoing are in the possession of the Company or agents under its control. The Leased Real Property is sufficient for the conduct of the Company’s business as currently conducted. To Seller’s Knowledge, all buildings, structures and appurtenances comprising part of the Leased Real Property that are currently being used by the Company are structurally sound and in satisfactory condition and have been reasonably maintained, normal wear and tear excepted. The Company has no obligation to restore the premises subject to the Leased Real Property to their condition at the start of the applicable lease or otherwise, whether on the date hereof or at the termination or expiration of the lease. The Company will not be required as a result of any alterations to any real property or facilities to expend greater than twenty five thousand ($25,000) in causing the Company to comply with the surrender conditions set forth in the applicable lease for any Leased Real Property.

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2.14. Environmental Matters.

(a) The Company is currently and has been in compliance in all material respects with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. As used in Section 2.14, the term Company includes any Person that may be a predecessor entity to the Company or its business by any legal means.

(b) The Company has obtained and is in material compliance with all material Environmental Permits (each of which is disclosed in Schedule 2.14(b)) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law, and to the Seller’s Knowledge, there are no conditions, events or circumstances that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.

(c) No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) To Seller’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by any the Company, and the Company has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by the Company. The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(e) The Company has provided or otherwise made available to Buyer and listed in Schedule 2.14(e): (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

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(f) To the Seller’s Knowledge, as of the Closing Date, there will be no condition, event or circumstance concerning the Release or regulation of Hazardous Materials that would be reasonably expected to, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

2.15. No Undisclosed Liabilities; Indebtedness.

(a) Except for obligations or liabilities incurred in the ordinary course of business consistent with past practices (which are not, individually or in the aggregate, material in amount and which do not relate to or arise from any breach or violation of applicable Law by the Company) since the date of the Most Recent Balance Sheet, the Company has no material liabilities or obligations, secured or unsecured (whether absolute, accrued, known or unknown, contingent or otherwise, and whether due or to become due) which are required to be set forth on a balance sheet in accordance with GAAP that are not fully reflected or provided for on the Most Recent Balance Sheet.

(b) Schedule 2.15 sets forth all of the Indebtedness of the Company as of the date hereof. All Indebtedness of the Company may be prepaid at any time and without any notice without premium or penalty. All of the Closing Indebtedness may be paid in full at the Closing without the consent of the holders thereof, and upon such payment all rights therein or with respect thereto will be extinguished.

(c) Schedule 2.15 describes any loans, grants or benefits received by the Company or for which the Company has applied or intends to apply under or in connection with the CARES Act, the Families First Corona Virus Response Act, the Coronavirus Preparedness and Response Supplemental Appropriations Act, the Payroll Tax Executive Order or any other Law enacted or promulgated in response to or in connection with COVID-19 (any and all such loan, grants or other benefits being referred to as “Stimulus Benefits”), including a loan under the Paycheck Protection Program, employer payroll tax deferral, employee retention tax credits, net operating loss carrybacks or other tax benefits, an Economic Injury Disaster Loan, or a loan from the Main Street Loan Program being administered by the Federal Reserve Bank. The Company has provided Buyer with copies of all applications and documentation submitted by it in connection with an application for, or compliance with the terms for the receipt of, Stimulus Benefits. All representations, certifications and other statements made by the Company in connection with the application for, or compliance with the terms of, any Stimulus Benefit were true and correct at the time made. The Company is not nor has it been in violation of the terms of any Stimulus Benefit granted. The Company has not been made the subject of or received any notice of any audit or review by any Governmental entity or payor in connection with any Stimulus Benefits. The Company has utilized all Stimulus Benefits in accordance with all applicable Laws.

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2.16. Accounts Receivable. The Accounts Receivable reflected in the Most Recent Balance Sheet and the Accounts Receivable arising after the date thereof (i) represent bona fide arm’s length transactions entered into in the ordinary course of business consistent with past practices, (ii) constitutes a valid claim of the Company, free and clear of all Liens; (iii) to Seller’s Knowledge, constitutes only valid, undisputed claims and are not subject to any claim or setoff or other defense or counterclaim and (iv) except as disclosed on Schedule 2.16 hereto has not been outstanding for more than sixty (60) days. The Company has not written-off or reversed any accounts payable or liability reserves in a manner inconsistent with prior practice. The Company has not agreed to accept a discount on the payment of any such Accounts Receivable. Any reserve for bad debts shown on the Most Recent Balance Sheet or, with respect to Accounts Receivable arising after the date thereof, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. To the Seller’s Knowledge, no account debtor has refused or threatened to refuse to pay its obligations for any reason, no account debtor is insolvent or bankrupt, and none of the Accounts Receivable are pledged to any third party.

2.17. Bank Accounts. Schedule 2.17 lists (i) the names and locations of all banks and other financial institutions at which the Company maintains accounts of any nature, the type and number of all such accounts and the names of all Persons authorized to make withdrawals therefrom; (ii) all credit cards and revolving credit accounts in the name of the Company or used in the Company’s business, (iii) the location of all lock boxes, P.O. boxes and safe deposit boxes maintained by the Company, together with the names of the Persons authorized to have access thereto; and (iv) the list of any powers of attorney granted by the Company.

2.18. Insurance. Schedule 2.18 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, errors and omissions, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company (including those policies under which it is named as an additional insured) (collectively, the “Insurance Policies”). Schedule 2.18 also specifies as to each Insurance Policy whether the Company is a named insured or an additional insured and, if an additional insured, pursuant to what Contract it has been named as an additional insured. Each of the Insurance Policies is currently in full force and effect, valid and binding and without modification, but which may be replaced on the Closing Date by policies selected by the Buyer. The Company has timely paid all premiums due and payable with respect to each policy set forth on Schedule 2.18, and no additional premiums are due as of the Closing Date. Seller has made available to Buyer true, complete and correct copies of all such policies, and no policy has been modified since such copies were provided to Buyer. The Company has not received any written notice of cancellation or non-renewal (or disallowance of, or reservation of rights with respect to, any claim under), premium increase with respect to, or alteration of coverage under any of the Insurance Policies. To the Seller’s Knowledge, there are no facts, circumstances or events that could reasonably be expected to give rise to any claim under any insurance policy applicable to the Company, its business or any of its assets. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All the Insurance Policies are provided by carriers who are financially solvent and have not been subject to any lapse in coverage. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any of the Insurance Policies. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. Schedule 2.18 describes (a) any self-insurance arrangement of the Company, including any reserves established thereunder; (b) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which the Company is a party; and (iii) all obligations of the Company to provide insurance coverage to third parties (for example, under Leased Real Property) or to maintain a certain level of insurance coverage and identifies the policy under which such coverage is provided and the contract requiring such coverage.

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2.19. No Brokers. The Company has not employed or retained, or has any Liability to, any intermediary, broker, investment banker, agent or finder on account of this Agreement or the transactions contemplated hereby.

2.20. Related Party Transactions. Except as described in Schedule 2.20, neither Seller, to Seller’s Knowledge any Related Party of Seller, nor to Seller’s Knowledge any Related Party of the Company is, or within the last three (3) years has been (or owns any direct or indirect interest of any kind in, or controls or has controlled, or is a manager, officer, director, equityholder, member or partner of, or consultant to, or is a lender to or borrower from or has the right to participate in the profits of, any Person which is or within the last three (3) years has been) (a) a competitor of the Company, (b) a party to any Contract or transaction with the Company, including, without limitation, as a supplier, vendor, customer, franchisee, landlord, tenant, creditor or debtor, or otherwise requiring payments to any such Person (including Seller or any Related Party of Seller or the Company), (c) has pledged any assets, posted any letters of credit or guaranteed any obligations on behalf of the Company (nor has the Company pledged any assets, posted any letters of credit or guaranteed any obligations on behalf of any such Person), or (d) has any pending claim or cause of action against the Company. The Company has not furnished or made any loan to, or incurred or guaranteed any indebtedness or other obligation for or on behalf of, any current or former manager, officer or employee of the Company that remains outstanding.

2.21. Franchise Matters.

(a) Except for (i) the individual U.S. restaurant franchises and area development franchises set forth Schedule 2.21(a) and (ii) the individual international restaurant franchises, area development franchises, master franchises, international franchises and other forms of international franchise relationships set forth on Schedule 2.21(a) (collectively, the “Franchises”), the Company is not currently a party to any Franchise Document with a Person (with respect to a restaurant franchise, a “Franchisee”) that would be defined as a “franchise” under the FTC Trade Regulation Rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” or any other federal, state, local or foreign constitution, statute, law, ordinance, rule, authorization or regulation promulgated or issued by a Governmental Entity that governs, regulates or otherwise affects the offer or sale of franchises (“Franchise Laws”). Schedule 2.21(a) sets forth a true, correct and complete list of all Franchise Documents (and all amendments thereto and all side letters affecting the obligations of any party thereunder) to which the Company is a party or by which any of their respective properties or assets are bound and any understandings, commitments and agreements to enter into any of the foregoing. Schedule 2.21(a) sets forth the name, address and telephone number of each and every current Franchisee, including the city, state and country location of the restaurant, area development, master franchise or other franchise relationship.

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(b) All franchise disclosure documents that were issued or otherwise used by the Company since December 31, 2019, and which may have been required to be furnished to prospective Franchisees pursuant to Franchise Laws in connection with the offer and sale of a franchise or an investment in a franchise to own or operate a restaurant of the Company (the “Company Disclosure Documents”), were prepared in material compliance with applicable Franchise Laws. The Company Disclosure Documents were true, accurate and complete in all material respects as of the date of their issuance and during the entire period in which they were used in connection with the offer or sale of the franchises and investments described above (the terms pursuant to which such offers or sales were made, the “Franchise Rights”) and, as of their issuance and use dates, did not misstate or omit any information material to a reasonable prospective purchaser of Franchise Rights. Each Franchise Document entered into was, with the exception of such modifications that may have been negotiated with such Franchisee, substantially similar to the form of Franchise Document incorporated into the respective Company Disclosure Document that, if required by Franchise Laws, was delivered to the Franchisee prior to the sale of the Franchise Rights.

(c) The Company has delivered to all Persons to whom delivery of a Company Disclosure Document was required by applicable Franchise Law, and with respect to whom the applicable statutory limitations period has not expired, a copy of the appropriate Company Disclosure Document in accordance with applicable Franchise Law and have had, and continue to have, appropriate procedures in place to obtain executed and dated receipts thereof from such Persons. The Company has delivered or made available to Buyer true, correct and complete copies of all Company Disclosure Documents used by the Company in connection with the offer of Franchise Rights in any jurisdiction at any time since December 31, 2019.

(d) Except as set forth on Schedule 2.21(d), since December 31, 2019, the Company has not (i) used independent sales representatives, contractors, brokers or consultants which were authorized to sell or promote Franchise Rights on behalf of the Company or (ii) agreed to rebate or share with any third party amounts receivable under any Franchise Document.

(e) The Company has not offered for sale, or sold, now or in the past, franchises or business opportunities for any brand other than a brand of the Company (which such brand name, from time to time, may have been modified by a prefix or a suffix or translated in international foreign language jurisdictions).

(f) Since December 31, 2019, the Company has complied in all material respects with all Franchise Laws and the Company has not received any written notice from any Governmental Entity (other than routine comment letters from franchise regulators received in connection with registering or exempting the Company Disclosure Documents), with respect to any violation or alleged violation of any Franchise Laws, which non-compliance with or violation or alleged violation of a Franchise Law would reasonably be anticipated to be material to the Company. Schedule 2.21(f) sets forth a true, correct and complete list of all currently effective state franchise registrations, state franchise registration exemption filings, state business opportunity law exemption filings and all foreign franchise (or similar) registration filings obtained by the Company.

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(g) The Company is not (i) currently a party to an agreement pursuant to which it is or would become directly or contingently liable (as a guarantor, co-signor or otherwise) for the obligations of any Franchisee and (ii) currently a party to any financing arrangement with any Franchisee.

(h) The Company’s ownership interests in the rights of the franchisor under the Franchise Documents are free and clear of any Liens. Except as set forth in the Franchise Documents, there is no limitation on the right of the Company to expand the business and operations of the Company, including the operation or franchising of restaurants of the Company as currently conducted or currently proposed to be conducted into any geographic location in the United States.

(i) The Company has not in any material respect engaged in any fraudulent or deceptive action, error, omission, misrepresentation or similar occurrence with respect to the offer or sale of any Franchise Rights, or in the filing, registration, execution or delivery of any Franchise Document, the Company Disclosure Documents or other franchise disclosure document, franchise offering circular or related instrument for which the applicable statutory limitations period has not expired.

(j) Except as permitted by the Franchise Laws, the Company has not authorized its officers, directors, employees or representatives to furnish, and, to the Seller’s Knowledge, none of its officers, directors, employees or representatives has furnished, any materials or information which is in any material respect inconsistent with any “financial performance representation” information or “earnings claim” information set forth in the Company Disclosure Documents, as those terms are defined by the Franchise Laws, or which would otherwise constitute a “financial performance representation” or “earnings claim”, as so defined.

(k) There are no agreements currently in effect with respect to the subordination of any Franchise Document or the waiver, alteration or modification of any rights of the Company under any such Franchise Document, including the waiver of any fees, costs or expenses due to the Company under any Franchise Document. No right of rescission, set-off, counterclaim or defense with respect to any Franchise Document has been asserted or threatened in writing.

(l) To the extent the Company granted any Franchisee a protected territory, exclusive territory, right of first refusal or area development rights (collectively, the “Territorial Rights”), (i) no Franchisee’s Territorial Rights conflict with the Territorial Rights of any other Franchisee and (ii) the Company has complied with and not violated such Territorial Rights. Except as set forth in the Franchise Documents, the Company does not have a written policy or procedure which in any way restricts or limits the right of the Company to own or operate, or license others to own or operate, any business in any geographic location, including locations in close proximity to existing restaurants of the Company, wherever located.

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(m) There are no agreements with any Franchisee other than as set forth in the Franchise Documents and, to the Knowledge of the Company, there are no oral agreements granting the right for any Person to establish and operate a business under the Company brand.

(n) Since December 31, 2019 no administrative actions, subpoenas, requests for information, letters of inquiry, investigation or the like, formal or informal, have been issued to the Company in writing by any Governmental Entity relating to the Company’s offer and sale of Franchise Rights (other than routine comment letters from franchise regulators received in connection with registering or exempting the Company Disclosure Documents) or which has had or may have a material effect on its rights and interests in any Franchise Document. Since December 31, 2019, the Company has not received a stop order, revocation or withdrawal of approval or exemption to offer and sell Franchise Rights in any jurisdiction (other than routine comment letters from franchise regulators received in connection with registering or exempting the Company Disclosure Documents).

(o) The Company has not offered any existing Franchisee rescission as would be required under applicable Franchise Law arising from possible violations of such Franchise Law, and no existing Franchisee has asserted or exercised any statutory right of rescission arising from a violation of applicable Franchise Law. The Company has not waived enforcement of any non-competition covenant or similar restriction under an existing Franchise Document. Except as set forth on Schedule 2.21(o), no Franchisee has provided written notice to the Company that it plans to (i) close its restaurant; (ii) terminate its Franchise Documents; (iii) sell its restaurant; (iv) not renew its Franchise Documents (when due or otherwise); or (v) cease to operate, leave or abandon its restaurant.

(p) No Franchisees or franchisee associations having Franchisees as members have brought legal claims against the Company that are still pending, and no franchisee associations having Franchisees as members have provided to the Company a written objection to the policies of the Company.

2.22. Absence of Certain Changes, Events and Conditions. Since December 31, 2020, there has not been with respect to the Company any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of its Organizational Documents;

(c) split, combination or reclassification of any membership or other equity interests;

(d) issuance, sale or other disposition of any of its membership or other equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its membership or other equity interests;

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(e) declaration or payment of any dividends or distributions on or in respect of any of its membership or other equity interests or redemption, purchase or acquisition of its membership or other equity interests;

(f) change in any method of its accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) change in its cash management practices and its policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible accounts, accrual of Accounts Receivable, Inventory controls, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer or franchisee deposits;

(h) entry into or material modification or amendment of any Material Contract;

(i) termination of a Contract that, if in existence on the date hereof, would have been a Material Contract;

(j) incurrence, assumption or guarantee of any Indebtedness;

(k) transfer, assignment, sale or other disposition outside the ordinary course of business of any of the assets shown or reflected in the Year-End Balance Sheet or cancellation of any debts or entitlements;

(l) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company IP or Company IP Agreements outside the ordinary course of business;

(m) material damage, destruction or loss (whether or not covered by insurance) to its property;

(n) capital investment in, or any loan to, any other Person;

(o) acceleration of any Accounts Receivable, acceptance of a discount on any Accounts Receivable or delay in paying any payables that is not in the ordinary course of business;

(p) material capital expenditures;

(q) imposition of any Lien upon any of its properties, membership or other equity interests or assets, tangible or intangible;

(r) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed Twenty five Thousand Dollars ($25,000), or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

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(s) hiring or promoting any person except to fill a vacancy in the ordinary course of business consistent with past practices;

(t) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u) promotional, sales, discount or other activity outside of the ordinary course of business consistent with past practices that has had, or would reasonably be expected to have, the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;

(v) any loan to (or forgiveness of any loan to), or entry into any other transaction or agreement with, any of its equityholders, members, directors, officers or employees;

(w) entry into the settlement or compromise of any Action or any default or consent to entry of any judgment or admission of any liability with respect thereto;

(x) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(y) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(z) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of Twenty Five Thousand Dollars ($25,000), individually (in the case of a lease, per annum) or Twenty Five Thousand Dollars ($25,000) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practices;

(aa) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(bb) (A) action outside of the ordinary course of business (except pursuant to the transactions contemplated under this Agreement) that would have the effect of increasing Tax on the Company, (B) making of or change to any material Tax election, (C) filing of any amended Tax Return, (D) any agreement (including, without limitation, a closing agreement) with respect to Taxes (excluding agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), (E) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (F) adoption or change to any accounting methods, practices or periods for Tax purposes, in each case, except as required by applicable Legal Requirement, (G) request for any Tax ruling, Tax sharing or similar agreement or arrangement (excluding agreements or arrangements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), or (H) settlement or compromise of any material Tax claim or assessment.

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(cc) action to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(dd) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

2.23. Customer Programs; Suppliers.

(a) Schedule 2.23(a) contains a general summary of the affinity programs under which the Company has any Liability, together with the amount of such Liability as of the date of this Agreement.

(b) Schedule 2.23(a) sets forth a list of the largest suppliers to which aggregate payments by the Company for such items during each of the twelve (12) month periods ending December 31, 2019 and December 31, 2020, and during the ten (10) month period ending on the date of the Most Recent Balance Sheet, exceed $100,000 (“Material Suppliers”). To the Seller’s Knowledge, there are no bankruptcies filed by, on behalf of, or against any Material Supplier. There are no suppliers of products or services to the Company that are material to Company’s business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace.

(c) The Company has not received written notice from any Material Supplier that such Material Supplier will be, and to the Seller’s Knowledge, no Material Supplier intends to or is considering, terminating, cancelling, discontinuing, reducing, changing the terms (whether related to payment, price, quantity of business or otherwise) of, or otherwise adversely modifying, in each case in any material respect, its business with the Company, whether as a result of any of the transactions described in this Agreement or otherwise (and the Company does not have any reasonable basis to believe that any reasons exist (including as a result of the Transactions or any potential change in management or ownership of the Company) for any Material Supplier to take any such action). The Company is not nor has it been during the past twelve (12) months, involved in any material claim, dispute or controversy with any Material Supplier. The Seller believes that the Company’s relationship with each Material Supplier is good.

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2.24. Certain Payments. The Company is in compliance with all applicable foreign, federal, state and local anti-bribery, anticorruption and anti-money laundering Laws, including the U.S. Foreign Corrupt Practices Act, as amended. To Seller’s Knowledge, neither the Company nor any owner or Related Party thereof or any other Person authorized to act for or on behalf of the Company, has, on behalf of the Company, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, public or private, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business; (B) to pay for favorable treatment of business secured; (C) to obtain special concessions or for special concessions already obtained; in each case, in violation of any Law. Neither the Company nor, to Seller’s Knowledge, any owner, director, officer, employee, agent or other Related Party thereof is a person with whom dealings are restricted or prohibited under the export control and economic sanctions Laws of any jurisdictions. The Company has not committed any violation nor, to Seller’s Knowledge, has it been investigated by any Governmental Entity with respect to any potential or actual violation of applicable sanctions Laws. The Company has not engaged in a transaction or dealing with any Person with whom transactions or dealings are prohibited or restricted by the export control or sanctions Laws of any jurisdiction.

2.25. Data Privacy and Security.

(a) The Company has implemented policies relating to the collection, use, storage, processing, access, transfer, disclosure, and protection of Personal Data, including applicable privacy policies and written information security policies (“Privacy Policies”). The Company’s Data Handling (as defined below) practices, including with respect to Personal Data, are and have been in compliance, in all material respects, with: (i) all applicable Laws that relate to privacy, security, data use and collection, data protection and destruction, data breach notification and data transfer and any and all applicable industry rules, requirements and guidelines, including those of the Network Advertising Initiative, the Digital Advertising Alliance, Entertainment Software Ratings Board, Children’s Advertising Review Unit and the Payment Card Industry Data Security Standards (collectively “Data Protection Laws”); (ii) all Privacy Policies; and (iii) all contractual obligations that are applicable to the Company’s collection, use, storage, processing, access, transfer, disclosure and protection of Personal Data (“Privacy Contracts”). “Data Handling” means the collection, use, storage, processing, access, transfer, disclosure and securing of data.

(b) The Company has a valid and legal right (whether contractually by Law or otherwise) to access or use all Personal Data that it accesses and uses in connection with the use or operation of its products, services, and business. The Company has made all disclosures to, and obtained all consents from, users, subscribers, employees, contractors and any other applicable Persons as required by applicable Data Protection Laws and Privacy Contracts and consistent with all Privacy Policies.

(c) The Company has implemented commercially reasonable measures (including implementing and monitoring compliance with commercially reasonable measures with respect to technical, administrative, organizational, and physical security) designed to protect its Systems, Personal Data, Company IP, and other confidential or proprietary information against loss and against unauthorized access, acquisition, use, modification, disclosure or other misuse. Personal Data are stored and transmitted in an encrypted manner, and Personal Data are not maintained by the Company for longer than is needed to conduct its business, or as required by Data Protection Laws, Privacy Contracts, or other contractual obligations. Personal Data is not transmitted or otherwise provided to a third party except by a secure, encrypted means and subject to a requirement that the recipient treat any such Personal Data securely, use it solely for the purposes of and as instructed by the Company and as required by Data Protection Law. The Company regularly trains its employees and contractors on its permissible Data Handling practices.

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(d) To Seller’s Knowledge, there has been no alleged, suspected, or confirmed unauthorized access to, use, loss, modification, acquisition, disclosure of, or other misuse of any Personal Data, Systems, Company IP or confidential or proprietary information maintained by or on behalf of the Company. To the Seller’s Knowledge : (i) there have been no breaches of or lapses in the security of any of the Company’s Systems or facilities or of any communications means or interface with a the Company’s Systems, and (ii) the Company’s Systems have not experienced any unpermitted intrusions or been adversely affected by any denial of service attacks.

(e) The consummation of the Transactions will not: (i) violate any Data Protection Laws, contractual obligations, terms of service, Privacy Policies, Privacy Contracts, or industry requirements, (ii) require the Company to provide any notice to, or seek any consent from, any user, employee, subscriber, supplier, service provider or other third party thereunder as it relates to Personal Data; or (iii) under applicable Data Protection Law or the Company’s Privacy Policies, restrict, impair, or limit the ability of Data Handling by the Company as existed immediately before the Closing.

(f) The Company has not directed any online services to children under the age of 13. To the Seller’s Knowledge, the Company has not collected any information from children under the age of 13. The Company has not shared, transferred or disclosed, nor has any obligation to disclose, any video viewing history of individuals with any third parties.

(g) No written or, to the Seller’s Knowledge, oral complaint, notice, investigation or inquiry, complaint or claims relating to the information privacy or data security practices of the Company has been made to the Company by any consumer, Governmental Entity, consumer advocacy groups, industry or trade organizations, privacy seal or certification programs, privacy groups or members of the media. No Action has been commenced, or to the Knowledge of the Seller, threatened against the Company alleging non-compliance with applicable Data Protection Laws or Privacy Contracts.

2.26. Food Safety. The Company is, and has been, in material compliance with all applicable Food Safety Laws. For the past five (5) years there has not been a product recall by the Company or any Governmental Entity with respect to any food product produced, distributed, or sold by the Company. The Company has not received any written, or to the Seller’s Knowledge of the Company, oral notices relating to any Action, investigation, seizure or recall involving any food product produced or sold by the Company resulting from an alleged adulteration, violation of Food Safety Laws, food poisoning or other adverse health effects (including allergic reactions).

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2.27. No Other Representations and Warranties. Except for the representations and warranties contained in Articles II and III, neither Seller, the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives, and any information, documents or materials made available to Buyer in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

3. Representations and Warranties of Seller with Respect to Itself. Seller hereby represents and warrants to Buyer that the statements contained in this Section 3 are true and correct as to Seller on the date hereof and shall be true and correct on the Closing Date as if made thereon:

3.1. Organization and Authority of Seller; Binding Obligation. Seller (a) is a limited liability company duly organized, validly existing and in good standing under the laws of Kansas; (b) has all necessary power and authority to carry on its business as it has been and is currently conducted, and to own, operate or use the properties and assets that it now owns, operates or uses; (c) has the requisite power and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents; (d) has taken all action necessary to authorize its entry into and performance of its obligations under this Agreement and the other Transaction Document and to perform its obligations hereunder and thereunder; and (d) has caused this Agreement and each of the other Transaction Documents to be executed and delivered on its behalf by its duly authorized officer, manager or other representative whose signature is set forth on its behalf on the signature page of this Agreement. This Agreement, and each Transaction Document, when executed and delivered, constitutes, or will constitute, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

3.2. No Conflicts; No Consents. The execution and delivery of this Agreement and each of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent under, result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, result in the creation or imposition of any Lien under any provision of, or give the right to or result in the amendment, modification, termination, cancellation, acceleration or consent with respect to (i) the Organizational Documents of Seller, (ii) any Contract to which Seller is a party or by which Seller or any of its assets may be bound, or (iii) any Legal Requirement applicable to Seller. Except as set forth on Schedule 3.2 hereto, no consent, approval, authorization, order, filing, registration or qualification of or with any Governmental Entity or third party is required to be obtained by Seller in connection with the execution and delivery by Seller of this Agreement or the other Transaction Documents or the consummation of the Transactions.

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3.3. Title to Units. Seller is the sole direct owner, and Seller is the sole beneficial owner, of the Units free and clear of any and all Liens. Seller has and Buyer will receive good and marketable title to all such Units as a consequence of the transactions contemplated hereby free and clear of any and all Liens. Seller is not a party to any option, warrant, right, contract, call, put, voting trust or other agreement or commitment providing for the voting, disposition or acquisition of any of the Units (other than this Agreement) or that restrict or otherwise encumber ownership of the Units. No Action is pending or, to Seller’s Knowledge, threatened against or involving the Units.

3.4. No Brokers. Seller has not employed or retained, or has any Liability to, any intermediary, broker, investment banker, agent or finder on account of this Agreement or the transactions contemplated hereby.

3.5. Litigation. There are no Actions pending or, to Seller’s knowledge, threatened against or by Seller or any Related Party of Seller that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

3.6. Acknowledgment. Seller is a sophisticated Person familiar with transactions similar to those contemplated by this Agreement and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such transactions. Seller has evaluated the merits and risks of selling the Units on the terms set forth in this Agreement, and is willing to forego through such sale the potential for future economic gain that might be realized from the Units. Seller (a) has had an opportunity to consult with legal and financial advisors concerning this Agreement and its subject matter, (b) has entered into this Agreement of its own free will without coercion from any party to this Agreement, the Company or any third party, (c) has read and understood this Agreement, and (d) has had access to such information regarding the business and finances of the Company and such other matters with respect to the Company as Seller deems desirable. Seller represents that it has not relied on Buyer (or any Affiliate or Related Party thereof) for any information regarding the Company or the value of the Units. Seller acknowledges the price for the Units may significantly appreciate or depreciate over time and by agreeing to sell the Units pursuant to this Agreement, Seller is giving up the opportunity to sell the Units at a possible higher price in the future. Seller understands that Buyer will rely on the accuracy and truth of the foregoing representations, and hereby consents to such reliance.

4. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

4.1. Organization and Authority of Buyer; Binding Obligation. Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (b) has the requisite power and authority to enter into and perform its obligations under this Agreement; (c) has taken all action necessary to authorize its entry into and performance of its obligations under this Agreement; and (d) has caused this Agreement to be executed and delivered on its behalf by its duly authorized officer, director or other representative whose signature is set forth on its behalf on the signature page of this Agreement. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

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4.2. No Conflicts; No Consents. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent under, result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, result in the creation or imposition of any Lien under any provision of, or give the right to or result in the amendment, modification, termination, cancellation, acceleration or consent with respect to (i) the Organizational Documents of Buyer, (ii) any Contract to which Buyer is a party or by which Buyer or any of its assets may be bound, or (iii) any Legal Requirement applicable to Buyer. Except as set forth on Schedule 4.2 hereto, no consent, approval, authorization, order, filing, registration or qualification of or with any Governmental Entity or third party is required to be obtained by Buyer in connection with the execution and delivery by Buyer of this Agreement or consummation of the transactions contemplated herein.

4.3. No Brokers. Buyer has not employed or retained, or has any Liability to, any intermediary, broker, investment banker, agent or finder on account of this Agreement or the transactions contemplated hereby.

4.4. Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller and the Company set forth in this Agreement; and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in this Agreement.

5. Seller Covenants.

5.1. Conduct of the Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Seller shall and shall cause the Company to (a) conduct its business in the ordinary course of business consistent with past practices; (b) maintain and preserve intact its current organization, business and franchises and use its reasonable best efforts to preserve the rights, franchises, goodwill and relationships of its employees, franchisees, customers, lenders, suppliers, regulators and others having business relationships with it and (c) not engage in any practice, take any action, or enter into any transaction which, if engaged in, taken or entered into at any time between September 30, 2021 and the date hereof would be required to be set forth in Schedule 2.22. Without limiting the foregoing, from the date hereof until the Closing Date, the Seller shall, and shall cause the Company to:

(a) preserve and maintain its Permits;

(b) pay its debts, Taxes and other obligations when due;

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(c) not accelerate any Accounts Receivable, accept a discount on any Accounts Receivable or delay paying any payables, in each case in a manner outside the ordinary course of business or inconsistent with past practice, or agree to any of the foregoing;

(d) not cancel or waive rights of substantial value, or agree to the foregoing;

(e) maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(f) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(g) defend and protect its properties and assets, including all Intellectual Property, from infringement or usurpation;

(h) perform all of its obligations under all Material Contracts relating to or affecting its properties, assets or business;

(i) make any dividends or distributions or repurchase any of its equity or other securities (other than brand and system development funds administered by Seller or the Company in connection with their brands pursuant to the Franchise Documents which are not permitted to be the subject of a dividend or otherwise distributed);

(j) maintain its books and records in accordance with past practice; and

(k) comply in all material respects with all applicable Laws.

5.2. Access to Information.

(a) From the date hereof until the Closing, the Company shall (a) afford Buyer and its Related Parties full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Related Parties with such financial, operating and other data and information related to the Company as Buyer or any of its Related Parties may reasonably request (including for Buyer to make a determination as to whether the conditions to Closing have been satisfied); and (c) instruct the Related Parties of the Company to cooperate with Buyer in its investigation of the Company; provided, however, that the Company shall have the right to reasonably restrict Buyer’s access to the Company’s employees.

(b) From the date hereof until the Closing, the Company shall furnish Buyer monthly financial statements and information of the type and detail currently prepared by the Company and such other financial, operating and other data and information related to the Company as the Company currently prepares and as Buyer or any of its Related Parties may reasonably request.

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(c) Following execution of this Agreement and prior to the Closing Date, the Company shall arrange for Buyer and its Related Parties to contact, upon reasonable prior notice to the Company, the Company’s material franchisees, suppliers and other business relationships; provided, however, that the Company shall have the right to reasonably restrict Buyer’s access to such franchisees, suppliers and business relationships to extent such relationships are competitively sensitive.

5.3. No Solicitation of Other Bids.

(a) From the date hereof until the Closing, the Company and Seller shall not, and shall not authorize or permit any of its or their respective Affiliates or Related Parties to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning an Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and Seller shall immediately cease and cause to be terminated, and shall cause each of their respective Affiliates and Related Parties to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (B) the issuance or acquisition of Units or other equity interests of the Company; or (C) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.3, the Company and Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or Seller or any of their respective Affiliates or Related Parties) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company and Seller agrees that the rights and remedies for noncompliance with this Section 5.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

5.4. Approvals and Consents. From the date hereof until the Closing, the Company shall (i) use reasonable best efforts to file, make or obtain, as applicable, all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required on behalf of the Company for the consummation of the Transactions and (ii) use reasonable best efforts to make any payments required to accomplish the foregoing (and to the extent such payments are not made prior to the Closing, the parties shall cooperate to make such payments).

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5.5. Closing Conditions. From the date hereof until the Closing, Seller shall, and shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Sections 7 and 9 that are in such party’s reasonable control.

5.6. Tail Policy; D&O Indemnity. Seller shall cause the Company to have in effect at the Closing “tail” insurance policies (each, a “Tail Policy”) with a claims period of six (6) years from and after the Closing Date with respect to each insurance policy of the Company set forth on Schedule 5.6 covering the Company on terms (as to coverage and amount) no less advantageous in the aggregate than under such current policies. Buyer shall cause such Tail Policy to be maintained for the six-year period following the Closing Date. Seller and Buyer shall each bear 50% of the cost of each Tail Policy, provided that Buyer’s portion of such cost shall not exceed $50,000.

5.7. Required Business Financial Statements. From and after Closing, if Buyer determines that it is required to file the financial statements of the Business with the U.S. Securities and Exchange Commission pursuant to Rule 3-05 or Rule 8-04 of Regulation S-X, Seller and the Company will provide such reasonable cooperation and assistance as may be requested by Buyer in connection with preparing such financial statements, and shall consent to and use commercially reasonable efforts to make available the independent registered accounting firm of the Company to provide any required audit reports on and consents with respect to such financial statements, and shall provide authorizations and representation letters consistent with the past practices of the Business to the extent reasonably required by such accounting firm. The costs associated with any cooperation by Seller at the request of Buyer pursuant to this Section 5.7, including, for the avoidance of doubt, the costs of the independent registered accounting firm, shall be borne by Buyer.

5.8. Termination of Use of Name and Marks. After the Closing, Seller shall not, and shall cause its Related Parties not to, use any of the Company IP that is owned or exclusively licensed by the Company or any of its Affiliates (including the words “Native Grill & Wings” and any variation or simulation thereof) for any commercial purposes. Notwithstanding the foregoing, nothing in this Section 5.8 shall prohibit any communications made by Seller to its existing or prospective investors or in connection with any required tax, regulatory or similar filings or correspondences.

5.9. Non-Retained Employees. Buyer and Seller will agree to a list of employees that the Company will not continue to retain following the Closing (the “Non-Retained Employees”). Seller will cause the Company to terminate the employment of all Non-Retained Employees, which terminations will be effective immediately prior to the Closing.

5.10. Benefit Plans. Effective as of the day immediately preceding the Closing Date, the Company shall terminate or cause to be terminated each Benefit Plan of the Company designated on Schedule 5.10, unless Buyer provides written notice to the Company that such Benefit Plans shall not be terminated.

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6. Additional Covenants.

6.1. Further Cooperation. Seller from time to time at the reasonable request and sole expense of Buyer, shall execute and deliver further instruments of transfer and assignment (in addition to those explicitly required by other provisions of this Agreement) and take such other actions as Buyer may reasonably request to more effectively transfer and assign to, and vest title in Buyer to the Units and to effect and perfect the transactions contemplated in this Agreement.

6.2. Taxes.

(a) Filing of Tax Returns by Seller. Seller shall timely prepare and file (or cause to be timely prepared and filed) at its sole cost and expense (i) all Tax Returns required to be filed by the Company with a due date (taking into account requests for extensions to file such returns) on or before the Closing Date, and (ii) all Income Tax Returns that are due after the Closing Date and that are required to be filed by the Company for Tax periods of the Company ending on or before the Closing Date (collectively, the “Seller Prepared Tax Returns”). Such Seller Prepared Tax Returns shall be prepared in accordance with existing procedures, practices, and accounting methods of the Company to the extent permitted by applicable Law.

(b) Filing of Tax Returns by Buyer. Buyer shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns of the Company due after the Closing Date other than the Seller Prepared Tax Returns, including Tax Returns for any Straddle Period (“Buyer Prepared Tax Returns”). With respect to a Buyer Prepared Tax Return that comprises any Tax Period (or portion thereof) on or prior to the Closing Date, Buyer (i) shall prepare such Buyer Prepared Tax Returns in accordance with existing procedures, practices, and accounting methods of the Company to the extent permitted by applicable Law and (ii) remit copies of such Buyer Prepared Tax Returns to Seller for its records.

(c) Straddle Periods. To the extent possible under applicable Legal Requirements, the parties shall take such actions as shall be necessary or appropriate to cause the taxable year of the Company to end on the Closing Date. For all purposes under this Agreement, in the case of any Straddle Period, the portion of Taxes that are allocable to the portion of the Straddle Period ending at the end of the Closing Date shall be determined as follows:

(i) In the case of any Tax other than a Tax based upon or related to income, sales, receipts, use, wages, capital expenditures, or expenses, the amount of Tax that is allocable to the portion of the Straddle Period that ends on the Closing Date shall be deemed to be the amount of the Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period that ends on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

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(ii) In the case of any Tax based upon or related to income, sales, receipts, use, wages, capital expenditures, or expenses, the amount of Tax that is allocable to the portion of the Straddle Period that ends on the Closing Date shall be deemed to equal the amount which would be payable if the relevant Tax period of the Company (and of any partnership or other pass-through entity in which the Company holds, directly or indirectly, an interest) had ended on the Closing Date, using the “closing of the books” method of accounting; provided, however, that all exemptions, allowances, or deductions for the entire Straddle Period which are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the two short periods in proportion to the number of days in each period. Any credits relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on the Closing Date.

(iii) All Taxes in the form of interest or penalties that relate to Taxes for any Tax period ending on or prior to the Closing Date (or the pre-Closing portion of any Tax period that begins on or before and ends after the Closing Date) shall be treated as occurring in such Tax period (or the pre-Closing portion of such Tax period) whether such items are incurred, accrued, assessed or similarly charged on, before, or after the Closing Date.

(d) Tax Contests.

(i) If any Governmental Entity issues to the Company a written notice of deficiency or a written notice of its intent to audit, or makes any other claim or initiates any other proceeding with respect to Taxes for a Pre-Closing Tax Period of the Company (a “Tax Contest”), Buyer shall promptly notify Seller of its receipt of such written notice from the Governmental Entity of such Tax Contest; provided, however, that any failure by Buyer to so notify the Seller shall not relieve Seller of any of its indemnification obligations under Article 10, except to the extent that Seller is materially and actually prejudiced as a result of such failure. Seller shall have the exclusive right, at Seller’s expense, to control the defense, settlement or compromise of any Tax Contest relating to an Income Tax Controversy. Buyer shall have the exclusive right to control the defense, settlement or compromise of any other Tax Contest. If either Seller or Buyer is not in control of a particular Tax Contest, such Party shall have the right to participate in the Tax Contest and to retain its own counsel, at the Non-Controlling Party’s sole expense.

(ii) In the event of any conflict between the provisions of this Section 6.2 and the provisions of Article 10, the provisions of this Section 6.2 shall control.

(e) Tax Treatment of Transaction; Purchase Price Allocation.

(i) Buyer and Seller agree that, for purposes of United States federal Income Taxes (and where legally permissible and relevant for other Tax purposes including state Income Tax purposes), the sale and purchase of the Membership Interests shall be consistent with the Intended Tax Treatment. Buyer and Seller shall treat this transaction consistently with this characterization on Income Tax Returns (and where legally permissible and relevant, on other Tax Returns), and with respect to the relevant Governmental Entity.

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(ii) Within ninety (90) days after the Closing Date, Buyer shall provide to Seller a draft allocation of the Purchase Price (as adjusted pursuant to Section 1.4(c)) plus any assumed liabilities with respect to the Units that are treated as amounts realized for income tax purposes among the assets of the Company (the “Allocation Statement”) which schedule shall be prepared in a manner consistent with the principles set forth on Schedule 6.2. Seller shall have the right to review and propose changes to the Allocation Statement within thirty (30) days after the receipt thereof. If no such changes are proposed in writing to Buyer within such time, Seller shall be deemed to have agreed to the Allocation Statement. If any such changes are proposed, Seller and Buyer shall negotiate in good faith to resolve such any dispute over such changes. If Buyer and Seller are unable to resolve any such dispute, all unresolved items shall be submitted to the Independent Accountant for resolution in accordance with Section 1.4(c), mutatis mutandis, within a reasonable time. The Allocation Statement, as finalized in accordance with the foregoing, shall be final and conclusive, for all purposes of this Agreement. Except with respect to any subsequent adjustments to the Purchase Price (which shall be allocated using the mechanism for allocating the Purchase Price in this Section 6.2(e)) and making allowance for such differences as are necessary between Buyer and Seller, such as, without limitation, the treatment of capitalized costs of Buyer incurred in connection with this transaction, Seller and Buyer and their respective Affiliates (i) shall be bound by the determinations and the Allocation Statement determined pursuant to this Section 6.2(e) consistent therewith for purposes of determining any Taxes, (ii) shall prepare and file all Tax Returns required to be filed with any Tax authority in a manner consistent with the Allocation Statement, and (iii) shall take no position inconsistent with the Allocation Statement in any Tax Return, any audit, litigation, or other proceeding before any Tax authority or otherwise (in each case, unless required to do otherwise pursuant to a “determination” as defined in Section 1313 of the Code or any similar provision of state, local, or foreign Tax Legal Requirements). In the event the Allocation Statement is disputed by any Governmental Entity, the Person receiving notice of such dispute shall promptly notify and consult with the other Parties concerning resolution of such dispute; provided however, that no party shall be unreasonably impeded in its ability and discretion to concede, negotiate, compromise, and/or settle any Tax audit, litigation, or other proceeding in connection with such allocation. Seller and Buyer shall cooperate (and each shall cause the Company to cooperate) in the preparation and timely filing of Form 8594 and similar information filings reflecting the Allocation Statement and any comparable state of local forms or reports and, to the extent permissible by or required by Law, any corrections, amendments or supplements (or additional forms or reports) thereto (including any supplements, amendments, forms or reports arising as a result of any adjustments to the Purchase Price).

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(f) Tax Cooperation. Seller and Buyer shall cooperate (and shall cause their respective Related Parties to cooperate) with each other and with each other’s respective agents, including accounting firms and legal counsel, in connection with the preparation or audit of any Tax Return, amended Tax Return, report, claim for refund, or any Tax Claim or litigation in respect of the Company or its activities, which cooperation shall include, but not be limited to, making available to the other all information, records and documents in their possession relating to the liabilities for Taxes associated with the Company either before or after the date hereof. Seller and Buyer shall also make available to the other, as reasonably requested and available, personnel responsible for preparing, maintaining and interpreting information, records and documents in connection with Taxes as well as related litigation.

(g) Transfer Taxes. Buyer shall be responsible for all stock transfer Taxes, real property transfer or mortgage Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, if any, arising from the Contemplated Transactions (collectively, “Transfer Taxes”), or the Transfer Taxes will be split 50/50 between Buyer and Seller. The party responsible for filing a Tax Return under applicable Legal Requirements with respect to such Transfer Taxes shall file such Tax Returns and other documentation with respect to all such Transfer Taxes, and Seller and Buyer shall cooperate with reasonable requests from the other party with respect to making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of such Tax Legal Requirements.

(h) Tax-Sharing Agreements. Any tax-sharing agreement between any Company and any other Person is terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(i) Timing of Payments. Any Damages related to Taxes required to be made pursuant to this Article 6 shall be made within five days after the Indemnified Party makes written demand upon the Indemnifying Party.

6.3. Seller’s Release of the Company, Buyer and their Related Parties. After the Closing Date, and except as otherwise set forth herein, (a) none of the Company, Buyer nor any Related Party of Buyer will have any Liability to Seller or any of Seller’s Related Parties with respect to matters relating to the Company, and (b) Seller on behalf of itself and all of its Related Parties, hereby unconditionally releases and discharges the Company, Buyer and all of Buyer’s Related Parties from any and all claims, debts, obligations and liabilities, whether known or unknown, contingent or non-contingent, at law or in equity, in each case arising from or in connection with Seller’s ownership of the Company or resulting from Seller or any of his Related Parties having been a manager, officer or employee of the Company; provided however, that nothing in this Section 6.3 shall terminate or release Buyer’s obligations to Seller under this Agreement (or under any other agreement or instrument to be executed in conjunction with this Agreement in order to consummate the transactions contemplated herein).

6.4. Confidentiality. From and after the Closing Date, Seller will, and will cause each of its Related Parties to (a) protect and safeguard the confidentiality of all of the Confidential Information with at least the same degree of care as a reasonably prudent person would exercise to protect its own Confidential Information, (b) not use Confidential Information, or permit it to be accessed or used, for any purpose, and (c) not disclose any Confidential Information to any Person except as required by applicable Law or Legal Requirement. Seller hereby assumes full responsibility and liability for the compliance of all of Seller’s Related Parties with the terms of this Section 6.4. If Seller or any of its Affiliates is ever requested or required (by oral question or request for information or documents in any Action) to disclose any Confidential Information, then Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such Person, on the written advice of counsel, is compelled to disclose any Confidential Information to any Governmental Entity or else stand liable for contempt, then such Person may disclose the Confidential Information (and only such portion of the Confidential Information as is required to be disclosed) to the Governmental Authority; provided, however, that Buyer may, at its expense, seek to obtain, at the request and expense of Buyer, an order or other assurance (as Buyer may designate) that confidential treatment will be given to such portion of the Confidential Information required to be disclosed.

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6.5. Non-Solicit. For a period of five (5) years (the “Restricted Period”) following the Closing (and in the case of Section 6.5(c) indefinitely), except for the Native Partners’ ownership in the NGW Restaurant and Joe Davis’ Chief Financial Officer services to an existing NGW franchisee, both as in effect prior to the date hereof, Seller shall not, nor shall it permit its Related Parties listed on Schedule 6.5 (each a “Restricted Party”) to, directly or indirectly through any Person, entity or contractual arrangement:

(a) induce or attempt to induce any employee of the Company to leave the employ thereof, or in any way interfere with the relationship between any such employee and the Company or hire any such person;

(b) induce or attempt to induce any franchisee, supplier, licensee, consultant or other Person to cease doing business with the Company or in any way interfere with the relationship between any such franchisee, supplier, licensee, consultant or other Person and the Company; or

(c) disparage Buyer, the Company or any of their respective Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of Buyer, the Company or any of their respective Affiliates with the public generally, or with any of their franchisees, customers, suppliers or employees.

If a Restricted Party violates any provision of this Section 8.2, then the Restricted Period shall be automatically tolled to account for the period of violation (including until all appeals, if any, are resolved).

6.6. Non-Compete. Except for the Native Partners’ ownership in the NGW Restaurant and Joe Davis’ Chief Financial Officer services to an existing NGW franchisee, both as in effect prior to the date hereof, during the Restricted Period the Restricted Parties shall not directly or indirectly, by being employed by, performing services for, owning or having an interest in, managing, operating, participating with or assisting in any way in, any Person, or allowing his/her/its name to be used by a Person that, directly or indirectly, engages in any business that operates a wing concept restaurant, anywhere within the territory of 25 miles of any existing Franchise; provided, however, that for the purposes of this Section 6.6, ownership of securities having no more than three percent (3%) of the outstanding voting power of any entity which is listed on any national securities exchange shall not be deemed to be in violation of this Section 6.6 as long as the Person owning such securities has no other connection or relationship with such entity.

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6.7. Injunctive Relief. Seller understands, acknowledges, and agrees that (a) the provisions of Sections 6.4, 6.5 and 6.6 are reasonable and necessary to protect the legitimate business interests of Buyer, (b) any breach by any of Seller or any of its applicable Related Parties of the covenants contained in Sections 6.4, 6.5 and 6.6 would result in irreparable injury to Buyer, the exact amount of which may be difficult, if not impossible, to ascertain or estimate, and (c) the remedies at law for any such breach would not be reasonable or adequate compensation to Buyer for such breach. Moreover, Seller acknowledges and agrees that the covenants contained in Sections 6.4, 6.5 and 6.6 are essential elements of this Agreement and that but for these covenants, Buyer would not have agreed to enter into this Agreement and to purchase the Units. Accordingly, notwithstanding any other provision of this Agreement, if Seller or any of its Related Parties, directly or indirectly, breaches any of the covenants or obligations under Sections 6.4, 6.5 and 6.6 then, in addition to any other remedy which may be available to Buyer at law or in equity, Buyer shall be entitled to injunctive relief against the breaching party, without posting bond or other security, and without the necessity of proving actual or threatened damage or harm. It is the desire and intent of the Parties that the provisions of Sections 6.4, 6.5 and 6.6 shall be enforced to the fullest extent permissible under the applicable Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision of Sections 6.4, 6.5 and 6.6 is adjudicated to be invalid or unenforceable and cannot be otherwise modified or amended to make it valid and enforceable, then Sections 6.4, 6.5 and 6.6 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable; such amendment to apply only with respect to the operation of Sections 6.4, 6.5 and 6.6 in the particular jurisdiction in which such adjudication is made.

6.8. Litigation Support. Following the Closing, in the event and for so long as Buyer or the Company is actively contesting or defending against any Action in connection with any fact, situation, circumstance, action, failure to act, or transaction on or prior to the Closing Date involving the Company, Seller will (and will cause its Affiliates to) cooperate with it and its counsel in the contest or defense and provide such testimony and access to Seller’s or its Affiliates’ books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of Buyer or the Company (unless Buyer is entitled to indemnification therefor hereunder).

6.9. Franchisees, Customers and Other Business Relationships. After the Closing, Seller shall cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of the Company existing prior to the Closing, including relationships with franchisees, customers, suppliers, employees, regulatory authorities, licensors, and other business relations; provided, however, that this sentence shall not obligate Seller to incur any material expense. After the Closing, Seller will, and will cause its Affiliates to, refer to Buyer all inquiries relating to the Company.

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6.10. Escrow Matters. In the event that this Agreement requires any payment obligation to be satisfied, whether in whole or in part, from the Escrow Account, the Parties hereto hereby agree to take or cause to be taken all necessary actions, including the execution of such documents or certificates as may be required under the Escrow Agreement, to cause the Escrow Agent to distribute the requisite amounts pursuant to the terms hereof and in the Escrow Agreement.

7. Conditions Precedent to Closing – All Parties. The obligations of each Party to consummate the Transactions set forth in this Agreement is subject to the fulfillment, at or prior to the Closing, of the following conditions precedent:

7.1. no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making any of the Transactions illegal, otherwise restraining or prohibiting consummation of any of the Transactions or causing any of the Transactions to be rescinded following completion thereof; and

7.2. no Action shall have been commenced by a third party against Buyer, Seller or the Company or any other Person which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Entity, and be in effect, which restrains or prohibits any Transactions.

8. Conditions Precedent to Closing – Buyer. Buyer’s obligation to consummate the Transactions as set forth in this Agreement is subject to the fulfillment, at or prior to the Closing, of the following conditions precedent:

8.1. all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed on Schedule 8.1 (the “Required Consents”) shall have been filed, made or obtained, as applicable;

8.2. other than the Fundamental Representations of Seller and the Company, the representations and warranties of Seller and the Company contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality, Material Adverse Effect or words of similar import) or in all material respects (in the case of any representation or warranty not qualified by materiality, Material Adverse Effect or words of similar import) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations of Seller and the Company shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

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8.3. the Seller and the Company shall have duly performed and complied in all respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date;

8.4. Buyer shall be satisfied, in its reasonable discretion, that all instruments and documents necessary or desirable to effect the transaction contemplated by this Agreement, have been fully executed and delivered;

8.5. from the date of this Agreement, there shall not have occurred any Material Adverse Effect;

8.6. Buyer shall have received an IRS Form W-9 from Seller claiming exemption from U.S. federal income tax withholding; and

8.7. the Company and Seller shall have delivered each of the closing deliverables set forth in Sections 1.5 and 1.7.

9. Conditions Precedent to Closing – Seller. Seller’s obligation to consummate the Transactions as set forth in this Agreement is subject to the fulfillment, at or prior to the Closing, of the following conditions precedent:

9.1. Other than the Fundamental Representations of the Buyer, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality, Material Adverse Effect or words of similar import) or in all material respects (in the case of any representation or warranty not qualified by materiality, Material Adverse Effect or words of similar import) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations of Buyer shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

10. Indemnification.

10.1. Survival. The representations and warranties of Seller and Buyer (except the Fundamental Representations) shall survive the Closing and will continue in full force and effect for a period of time ending on the date that is 18 months from the Closing Date (“Survival Date”). The Fundamental Representations shall, and any representation in the case of Fraud, shall survive Closing in perpetuity. All covenants, agreements and obligations of the Parties contained herein (other than any covenants, agreements or obligations contained in Section 6.2 which are subject to Section 6.2) shall survive the Closing until the later of (i) the date on which the applicable covenant, agreement or obligation is fully performed in accordance with its terms and (ii) the 60th day following the expiration of the applicable underlying statute of limitations for a breach of such covenant, or agreement. The Parties specifically and unambiguously intend that the survival periods that are set forth in this Section 10.1 shall replace any statute of limitations that would otherwise be applicable.

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10.2. Indemnification by Seller. Seller hereby agrees to indemnify, defend and hold harmless Buyer and Buyer’s Related Parties (collectively, the “Buyer Indemnitees”) from and against any and all Damages arising out of: (a) any breach or inaccuracy in any representation or warranty made by the Seller and the Company in this Agreement provided notice of such breach is given within the time limits set forth Section 10.1, (b) any breach or failure of the Seller or the Company to perform any covenant or obligation of the Seller or the Company set out in this Agreement, (c) claims based upon Fraud by the Seller or the Company, (d) the amount of any Indebtedness not paid on or prior to Closing, (e) a claim or right asserted or held by any Person who is or at any time was an officer, manager, director, employee or agent of the Company involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy under the Company’s Organizational Documents, under any indemnification agreement or similar contract, under any applicable Laws or otherwise with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the Closing, (f) the amount of any Transaction Expenses not paid on or prior to Closing and (g) the amount of any Indemnified Taxes not paid on or prior to Closing.

10.3. Indemnification by Buyer. Buyer hereby agrees to indemnify, defend and hold harmless Seller and Seller’s Related Parties from and against any and all Damages arising out of: (a) any breach in any representation or warranty made by the Buyer in this Agreement provided notice of such breach is given within the time limitations set forth Section 10.1 and (b) any breach or failure of the Buyer to perform any covenant or obligation of the Buyer set out in this Agreement.

10.4. Damages; Limitations.

(a) The maximum aggregate Damages for any and all breaches of any representations or warranties (other than Fundamental Representations, breaches constituting Fraud or Willful Breach) (i) for which Seller shall be liable or (ii) for which Buyer shall be liable, shall be limited to an aggregate amount of Two Million and 00/100 Dollars ($2,000,000.00). The maximum aggregate Damages for any and all breaches of any Fundamental Representation (i) for which Seller shall be liable hereof and (ii) for which Buyer shall be liable, shall be limited to the Purchase Price. The maximum aggregate Damages for any and all claims for indemnification based on Fraud or Willful Breach shall not be subject to any limitations.

(b) The Indemnifying Party shall not be required to indemnify the Indemnified Party for Damages incurred by the Indemnified Party with respect to any breach of any representations or warranties (other than breaches of Fundamental Representations and breaches of representations and warranties constituting Fraud or Willful Breach) until the aggregate amount of all Damages incurred by the Indemnified Party resulting from such breaches exceeds an amount equal, in the aggregate, to One Hundred Fifty Thousand Dollars ($150,000) (the “Threshold”), in which event the Indemnifying Party shall be responsible for Damages, in excess of Seventy Five Thousand Dollars ($75,000).

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(c) For the purpose of determining Damages, the representations and warranties shall not be deemed qualified by any references to materiality or to Material Adverse Effect or words of similar import.

10.5. Direct Claims. Any Action by an Indemnified Party on account of Damages which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have acknowledged that it is fully liable for such claim.

10.6. Third Party Claims.

(a) If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party or an Affiliate of a Party or a Related Party of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party.

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(b) Right to Defend. Subject to the terms of this Agreement, upon receipt of the notice, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim the Indemnifying Party acknowledges in writing to the Indemnified Party its unqualified obligation to indemnify the Indemnified Party as provided hereunder (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages, and does not seek statutory, enhanced or treble damages or an injunction or other equitable relief, (iv) Losses are reasonably expected not to exceed the amount for which the Indemnifying Party is liable hereunder, (v) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party or have a material adverse effect on the Indemnified Party, (vi) the Third Party Claim does not involve a supplier, franchisee, customer, distributor, licensor, licensee, lessor or insurer of the Company or any Affiliate thereof or a Governmental Entity, (vii) the Third Party Claim does not involve a class action lawsuit, and (viii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently, and the Third Party Claim does not involve a criminal matter. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third Party Claim and permit the Indemnified Party to participate in the defense of the Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (1) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (2) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to or is not entitled to defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.6(c), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim.

(c) With respect to any Third Party Claim, both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel. The Parties agree to provide reasonable access to the other Parties to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim; provided, however, that the Parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges of the other Party. In connection therewith, each Party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure); and (ii) all communications between any party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

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(d) The Indemnifying Party shall not enter into settlement or compromise of any Third Party Claim, or permit a default or consent to entry of any judgment or admit any liability with respect thereto, if it is not defending such Third Party Claim. If the Indemnifying Party is defending such Third Party Claim, it shall not enter into settlement or compromise of any Third Party Claim or permit a default or consent to entry of any judgment or admit any liability with respect thereto without the prior written consent of the Indemnified Party unless such settlement, compromise or judgment (i) does not involve liability or the creation of a financial or other obligation on the part of any Indemnified Party, does not involve any finding or admission of any violation of Law or any violation of the rights of any Person or the admission of wrongdoing and would not have any adverse effect on other claims that may have been made against the Indemnified Party, (ii) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Party, and (iii) provides for the complete, final and unconditional release of each Indemnified Party and its Affiliates from all liabilities and obligations in connection with such Third Party Claim and would not otherwise adversely affect the Indemnified Party.

10.7. Separate Basis for Claims. If any Party has breached any representation, warranty or covenant, agreement or obligation contained herein in any respect, the fact that there exists another representation, warranty, covenant, agreement or obligation relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, covenant, agreement or obligation.

10.8. Tax treatment. All indemnification payments made under this Agreement shall be treated for Tax purposes by the Parties as an adjustment to the Purchase Price, unless otherwise required by Law.

10.9. Payment; Source of Indemnification.

(a) Payment. Once Damages are agreed to in writing by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 10, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days thereof by wire transfer of immediately available funds.

(b) Source of Indemnification. Any Losses payable to a Buyer Indemnitee pursuant to this Section 10 shall be satisfied (i) first, from the funds available in the Escrow Account and (ii) from the Seller directly.

10.10. Release of Escrow Amount. Within five Business Days following the Survival Date, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent to disburse to Seller an amount equal to (i) the balance of the Escrow Account as of such date, minus (ii) the aggregate amount of potential Losses claimed in connection with all outstanding properly filed indemnification claims hereunder, made by the Buyer Indemnitees as of such date (the “Unclaimed Escrow Amount”). Thereafter, promptly, and in any event within 10 Business Days, following the resolution of any indemnification claim that was outstanding as of the Survival Date, Buyer and the Seller shall deliver a joint written instruction to the Escrow Agent to disburse to Seller the Unclaimed Escrow Amount, as recalculated as of such date. Notwithstanding the foregoing, within five Business Days following the first twelve (12) months of the Survival Date, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent to disburse to Seller an amount equal to One Million Dollars ($1,000,000) less the aggregate amount of potential Damages claimed in connection with all properly filed indemnification claims made by the Buyer Indemnitees as of such date less the aggregate amount of Damages paid to Buyer in connection with any properly filed indemnification claims as of such date.

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10.11. Tax Claims. Notwithstanding anything to the contrary in this Agreement, if there is a conflict with respect to Taxes and the indemnification procedures relating thereto between Section 6.2 and this Article 10, such conflict shall be governed exclusively by Section 6.2. For the avoidance of doubt, indemnification for Damages in this Article 10 shall not take into account any Tax benefit realized by an Indemnified Party.

10.12. No Contribution. Anything to the contrary herein notwithstanding, Seller shall not have any right to seek any indemnification or contribution from or remedy against the Company whether arising prior to or after the Closing Date in respect of any breach of any representation or warranty by the Company or the failure of the Company to comply with any covenant, agreement or obligation to be performed by the Company on or prior to the Closing Date, and Seller hereby waives any such claim they may have against the Company with respect thereto whether at law, in equity or otherwise.

10.13. Exclusive Remedy. From and after Closing, the indemnification provisions of this Article X shall be the Buyer Indemnitees’ and Seller’s exclusive remedy for Damages under this Agreement; provided, however, nothing herein shall restrict Buyer from obtaining equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

11. Termination. This Agreement may be terminated at any time prior to the Closing:

11.1. by the mutual written consent of Seller and Buyer;

11.2. by Buyer by written notice to Seller if:

(a) Buyer is not then in material breach of any provision of this Agreement and there has been a breach of any representation, warranty, covenant, agreement or obligation made by Seller or the Company in this Agreement that would give rise to the failure of any of the conditions specified in Section 7 or Section 8 and such breach has not been cured within ten (10) days of Seller’s receipt of written notice of such breach from Buyer;

(b) any of the conditions set forth in Section 7 or Section 8 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2021 (the “Outside Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or obligations hereof to be performed or complied with by it prior to the Closing; or

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11.3. by Seller by written notice to Buyer if:

(a) neither Seller nor the Company is then in material breach of any provision of this Agreement and there has been a breach of any representation, warranty, covenant, agreement or obligation made by Buyer in this Agreement that would give rise to the failure of any of the conditions specified in Section 9 and such breach has not been cured within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(b) any of the conditions set forth in Section 7 or Section 9 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller or the Company to perform or comply with any of the covenants, agreements or obligations hereof to be performed or complied with by it prior to the Closing.

11.4. In the event of the termination of this Agreement in accordance with this Section 11, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for this Section 11 and Section 12, which provisions shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party from liability for any Fraud or Willful Breach of any provision hereof.

12. Miscellaneous Provisions.

12.1. Entire Agreement; Binding Nature; No Assignment. This Agreement and the Schedules contain the entire agreement of the Parties with respect to the subject matter hereof and supersede, merge, and replace all prior negotiations, offers, promises, representations, warranties, agreements, and writings with respect to such subject matter, both written and oral, including that certain Letter of Intent dated March 27, 2021 between the Parties. There are no agreements, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assignable by any Party without the prior written consent of all of the other Parties; provided, that Buyer shall be entitled to assign or delegate this Agreement or all or any part of its rights or obligations hereunder (a) to any one or more Affiliates of Buyer, (b) in connection with the sale of all or any substantial portion of the assets of Buyer or one or more Affiliates of Buyer or (c) for collateral security purposes to any lender providing financing to Buyer, provided, that in each case Buyer will remain primarily liable for its obligations hereunder.

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12.2. Interpretation.

(a) The section, paragraph and schedule headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References herein to a specific Article, Section, clause, Schedule or Exhibit shall refer, respectively, to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The recitals are true and correct and hereby incorporated by this reference and made a part of this Agreement. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders. The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “Dollars” and “$” mean United States Dollars. Wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”. All accounting and financial terms shall be deemed to have the meanings assigned thereto under GAAP unless expressly stated otherwise

(b) An item related to the subject matter of a specific representation or warranty contained in this Agreement shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty if (A) there is a reserve, accrual or the like underlying a number on such balance sheet or financial statements for such item, (B) such item is otherwise specifically set forth on such balance sheet or financial statements, or (C) such item is reflected on such balance sheet or financial statements and is specifically set forth in the notes thereto.

(c) when this Agreement states that the Company has “made available,” “delivered” or “provided” (or terms of similar import) a particular document or other item, it shall mean that the Company has made a true, correct and complete copy of such document or item (together with all amendments, supplements or other modifications thereto or waivers thereof) available for viewing (and properly labeled, including both as to its location within the index to the electronic dataroom run by Dropbox.com (the “Dataroom”) and the description of the file containing such document or information) in the Dataroom, as such materials were posted to the Dataroom at least three (3) Business Days prior to the date hereof and not removed on or prior to the date hereof, and, if any such document or information has not been continuously available to each of Buyer’s Related Parties who have access to the Dataroom since the initial date such Related Parties were granted access, a notification that such document or information was added to the Dataroom has been sent to each Related Party of Buyer who has access to the Dataroom prior to the fifth (5th) Business Day preceding the Closing Date.

(d) References to any Person includes such Person’s predecessors, successors and assigns to the extent, in the case of successors and assigns, such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; references to a party means a party to this Agreement; references to a document, instrument, or agreement also refers to all addenda, exhibits, or schedules thereto, and all amendments thereto; and a reference to a “copy” or “copies” of any document, instrument, or agreement means a copy or copies that are complete and correct.

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(e) The fact that any representation and warranty may be more specific than any other representation and warranty shall not be construed so as to limit or restrict the scope, applicability or meaning of any other representation and warranty contained herein.

12.3. Notices. Any notice or other communication hereunder to any Party shall be given by nationally recognized overnight courier service, electronic mail, fax or certified mail, postage prepaid and return receipt requested, with a copy (which copy shall not constitute notice) to such Party’s counsel, and shall be deemed to have been given or made (a) when sent by fax with delivery receipt or by electronic mail, (b) one business day after being deposited with such courier service (c) three business days after being deposited in the mail, or (d) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, in each case addressed to the Party and its counsel at its addresses specified below (or in each case at such other addresses for such Party and/or its counsel as shall be specified by like notice). Notices may also be given in any other manner permitted by law, effective upon actual receipt.

Buyer:	FAT Brands, Inc.	Buyer’s Counsel:	Foley & Lardner LLP
	9720 Wilshire Blvd.		555 South Flower Street
	Suite 500		Suite 3300
	Beverly Hills, CA 90212		Los Angeles, CA 90071-2418
	Attn: Andrew A. Wiederhorn		Attn: Raj Tanden
	Email:		Email:
	Attn: Allen Sussman		Attn: Benjamin Rikkers
	Email:		Email:

Seller:	Wingtime, LLC	Seller’s Counsel:	Taft Stettinius & Hollister, LLP
	7086 Corporate Way		425 Walnut Street, Suite 1800
	Dayton, OH 45459		Cincinnati, OH 45202
	Attn: Joseph M. O’Hara		Attn: James M. Zimmerman
	Email:		Email:

Company:	Native Grill and Wings Franchising, LLC
7086 Corporate Way
Dayton, OH 45459
Attn: Joseph M. O’Hara
E-mail:

12.4. Governing Law; Jurisdiction. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware other than non-waivable provisions of U.S. federal law. The Parties hereby agree that the courts of the State of Delaware and the U.S. federal courts situated in Delaware, and the appellate courts having jurisdiction thereover, shall have exclusive jurisdiction with respect to any and all disputes arising under or in connection with this Agreement. By execution of this Agreement, each Party submits to the jurisdiction of such courts and hereby irrevocably waives any and all objections, which he, she, or it may have with respect to venue in any of such courts. Each of the parties irrevocably waives the right to trial by jury in connection with this Agreement or any dispute arising from or related to this Agreement or the transactions contemplated hereby.

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12.5. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by all of the Parties. No waiver of any provision of this Agreement, and no consent to any departure by any Party therefrom, shall be effective unless it is in writing and signed by the Party from whom such waiver is sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12.6. Severability. If any provision or portion of a provision of this Agreement is found invalid or unenforceable, the validity or enforceability of the remaining provisions or portions hereof shall not be affected. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

12.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and each of which may bear the signature(s) of one or more of the Parties, but all of which together shall constitute one and the same instrument. A copy of this Agreement bearing the facsimile, photostatic, PDF or other copy of the signature of a Party shall be as valid for all purposes as a copy bearing that Party’s original signature.

12.8. Representation by Counsel. Each of the Parties hereto has been represented or has had the opportunity to be represented by legal counsel of their own choice. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT BUYER HAS BEEN REPRESENTED IN THIS MATTER BY THE LAW FIRM OF FOLEY & LARDNER LLP AND THAT SELLER HAS BEEN REPRESENTED IN THIS MATTER BY THE LAW FIRM OF TAFT STETTINIUS & HOLLISTER LLP.

12.9. Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or any other announcement or communication (whether public or private) shall be issued or made without the joint approval of the Buyer and Seller, unless required by Law, or required or advisable pursuant to the rules of any stock exchange, in which case Buyer and Seller shall have the right to review and reasonably comment on such press release, announcement or filing prior to publication or submission. For the avoidance of doubt, each Party may make announcements to its respective employees or other business relations that are not inconsistent in any material respects with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement. Nothing contained herein shall prevent disclosures to a party’s Representatives on a need-to-know basis.

12.10. No Third Party Beneficiaries. Except as expressly provided herein and for the rights of the Indemnified Persons hereunder, this Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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12.11. Enforcement of Agreement. The Company and Seller acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company or Seller could not be adequately compensated by monetary damages alone. Accordingly, in the event of a breach of this Agreement by the Company or Seller of any provision of this Agreement, in addition to any other legal or equitable remedy that Buyer may have, (a) Buyer shall be entitled to obtain damages for any such breach and (b) without having to demonstrate (i) the inadequacy of money damages, (ii) the likelihood of success on the merits, (iii) damages, (iv) irreparable harm, or (v) that the harm from not issuing the injunction outweighs the harm from issuing the injunction, and (to the extent permitted by applicable Law) without posting a bond or other security, Buyer shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement. Further, the Company and Seller hereby waive any claim or defense that there is an adequate remedy at law for such breaches or threatened breaches. Seeking specific performance or temporary, preliminary or permanent injunctive relief shall not be an election of remedies and shall not limit the obligation of the party breaching or threatening breach to indemnify under this Agreement.

12.12. Confidentiality Agreement. The terms of that certain Confidentiality Agreement, dated March 17, 2021, between Buyer and Seller (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of Buyer and its Affiliates thereunder shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, then the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Signatures on following page.

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IN WITNESS WHEREOF, the Parties to this Agreement have set their signatures below as of the date first set forth above.

BUYER:		SELLER:

FAT BRANDS, INC.,		WINGTIME, LLC,
a Delaware corporation		a Kansas limited liability company

By:	/s/ Andrew Wiederhorn	By:	Cybeck Capital Fund VII, LLC,
Print Name:	Andrew Wiederhorn		an Ohio limited liability company
Title:	President and Chief Executive Officer
Manager

COMPANY:		By:	Cybeck Capital Partners, LLC
an Ohio limited liability company
NATIVE GRILL AND WINGS
FRANCHISING, LLC,		By:	/s/ Joseph M. O’Hara
an Arizona limited liability company			Joseph M. O’Hara, Manager

Manager

By:	Wingtime, LLC,
a Kansas limited liability company

Sole Member

By:	Cybeck Capital Fund VII, LLC,
an Ohio limited liability company

Manager

By:	Cybeck Capital Partners, LLC
an Ohio limited liability company

By:	/s/ Joseph M. O’Hara
Joseph M. O’Hara, Manager

Manager

[Signature Page to Membership Interest Purchase Agreement]

Schedule A

Definitions

“Accounts Receivable” means any accounts, notes or other receivables or amounts owing to the Company.

“Accounting Principles” means GAAP and, to the extent not inconsistent with GAAP, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Accrued Bonus” means the aggregate amount of accrued multi-year, annual, quarterly, and/or periodic bonuses, commissions, and other non-equity incentives for current or former employees, directors or independent consultants of the Company in respect of any year or performance period prior to or in which the Closing Date occurs (including the Company’s portion of applicable payroll Taxes thereon), in each case, calculated on a ratable basis based on the number of days elapsed in the relevant period through the Closing Date and the target payout amount for such year as reflected in the final budget for such year furnished to Buyer prior to the date hereof.

“Action” means any action, suit, litigation, claim, complaint, demand, charge, dispute, controversy, arbitration or proceeding (including any civil, criminal, administrative, investigative, enforcement, regulatory or appellate proceeding), hearing, inquiry, audit or examination commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Entity or any arbitrator.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “under common control with” and “controlled by”), as used in the preceding sentence, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Benefit Plan” means any agreement, arrangement, plan, or policy, qualified or non-qualified, whether or not considered legally binding and whether or not written, that involves any (a) pension, retirement, profit sharing, compensation, deferred compensation, bonus, stock option, stock purchase, phantom stock or incentive plan; (b) welfare or “fringe” benefits, including, without limitation, vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity, or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits; or (c) employment, consulting, engagement, retainer or golden parachute agreement or arrangement, including, without limitation, any “employee benefit plan,” as that term is defined in ERISA Section 3(3), regardless of whether such plan is subject to ERISA or tax-qualified under the Code, that is sponsored, maintained or contributed to by the Company or Seller or any other Person that, together with the Seller or the Company, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for the benefit of the Company’s employees or former employees, officers, directors, retirees, independent contractors or consultants or with respect to which the Company has or may have any Liability. “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the state of California are authorized or required by Law to be closed for business.

“CARES Act” means the U.S. Coronavirus Aid, Relief, and Economic Security Act, as revised by the Paycheck Protection Flexibility Act of 2020.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing Payroll Taxes” means the employer portion of any payroll or employment Taxes incurred or accrued with respect to any bonuses, outstanding options of the Company exercises, payments in respect of outstanding options of the Company or other compensatory payments made in connection with the transactions contemplated pursuant to this Agreement to the extent such payments are made at or in connection with Closing.

“Company IP” means Intellectual Property that is owned, licensed or used by the Company in the Company’s business or operations.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, production agreements, co-production agreements, output agreements, option agreements, vendor agreements, work for hire agreements, service agreements, certificates of results and proceeds, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound. Without limiting the generality of the foregoing, and for the avoidance of doubt, the Company IP Agreements include all Contracts relating to any content or other works of authorship licensed by or to, or acquired by, the Company, including all Contracts with content providers.

“Company IP Registrations” means all Company IP that is subject to any issuance registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company’s Systems” means all of the following used by or on behalf of the Company (whether owned or third party): electronic data processing and storage, information, record keeping, communications, telecommunications, hardware, Software, networks, peripherals and computer systems, and all documentation associated with any of the foregoing.

“Confidential Information” means all non-public, confidential or proprietary information of the Company, including the non-public Intellectual Property.

“Contract” means any contract, agreement, purchase order, lease, license, note, instrument, performance or other bond, security agreement, mortgage, or other legally binding commitment or obligation, in each case whether written or oral.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Action, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“Damages” means any losses, costs, damages, charges, liabilities, claims, demands, actions, suits, judgments, settlements, awards, interest, penalties, fees, costs and expenses (including reasonable fees and expenses of attorneys, accountants, financial advisors and other experts and other reasonable expenses of litigation). For avoidance of doubt, Damages of a Person are not limited to matters asserted by third parties, but include Losses incurred or sustained by such Person in the absence of claims by third parties

“Environmental Claim” means any Action, Governmental Order, Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means an escrow agent mutually agreed upon between Buyer and Seller, and any successor escrow agent appointed pursuant to the Escrow Agreement.

“Escrow Amount” means an amount equal to $2,000,000.

“Family Member” means any lineal descendant (whether by birth or adoption) of the grandparent of an individual and any spouse of any such lineal descendant or any individual who regularly resides with any such lineal descendant.

“Financial Statements” means (i) the audited balance sheets for the Company as of December 31, 2019, and December 31, 2020 and the related audited statements of income, retained earnings, member equity and cash flow for the fiscal years of the Company then ended, and (ii) the unaudited balance sheet for the Company as of October 31, 2021 and the related unaudited statements of income, retained earnings, member equity and cash flows for the four (4) month period then ended.

“Food Safety Laws” means the Federal Food, Drug and Cosmetic Act and analogous Laws of any Governmental Authority and their respective implementing regulations in each case which impose standards with respect to the safety of food products intended for human consumption, including any such Laws relating to the handling, preparation, storage, distribution, marketing or sale of such products.

“Franchise Document” means all franchise agreements, license agreements, co-branding agreements, development agreements, master franchise agreements, sub-franchise agreements and any other agreements which directly or indirectly grant a franchise to a Franchisee or grant the right for a Person to establish and operate a business under the brand of the Company, and any agreements ancillary thereto, including any rights of first refusal and options.

“Fraud” means any material misrepresentation made with knowledge of its falsity and with the intention of misleading the Party alleging any breach of a representation or warranty, and which is actually relied on by the Party alleging breach.

“Fundamental Representation” means any of the representations or warranties in any of Sections 2.1, 2.2, 2.4, 2.6(a), 2.8, 2.10, 2.14, 2.19, 2.20, 3.1, 3.2, 3.3, 3.4, 4.1 or 4.3.

“GAAP” means generally accepted United States accounting principles applied on a consistent basis.

“Governmental Entity” means any federal, state, municipal, local, or foreign government and any court, self-regulated organization, tribunal, arbitral body, administrative agency, department, board, subdivision, entity, commission or other governmental, quasi-governmental or regulatory authority, reporting agency, whether domestic, foreign or super-national.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Substances” means all pollutants, contaminants, wastes, hazardous or toxic substances or materials, including all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, asbestos and asbestos-containing materials, ignitable, reactive or corrosive substances, by-products, process intermediate products or wastes, petroleum or petroleum fractions and products, lead-containing paint, urea-formaldehyde insulation, polychlorinated biphenyls, radon, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company could reasonably be expected to result in liability under any applicable Environmental Law or that is or is defined as hazardous, toxic or injurious by, or regulated as such under, any Law or is in any way governed by or subject to any applicable Environmental Laws.

“Income Tax” means any Tax based on or measured by reference to net incomes, including U.S. federal income tax.

“Income Tax Controversy” means any Tax proceeding with respect to Income Taxes of the Company or Sellers with respect to the Company that pertain to a Pre-Closing Tax Period.

“Indemnified Taxes” means, without duplication, (i) all Taxes (or the non-payment thereof) with respect to the Company or its assets for all Pre-Closing Tax Periods, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Tax Legal Requirements, (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract (excluding any agreement or arrangement the primary purpose of which is not the allocation or payment of Tax liability and in which such provisions regarding Taxes are typical of such agreements or arrangements), or pursuant to any Legal Requirements, which Taxes relate to an event or transaction occurring before the Closing, (iv) any Taxes (at a deemed tax rate of 30%) imposed on any Post-Closing Taxable Income or Expense, (v) any Taxes attributable to a Pre-Closing Tax Period, (vi) any Taxes that are attributable to events, payments or transactions that occurred prior to the Closing but the payment and/or liability for which have been deferred pursuant to any COVID-19 Measure enacted prior to the Closing Date (including for the avoidance of doubt, all unpaid “applicable employment taxes” (as defined in Section 2302(d)(i) of the CARES Act)), (vii) any Closing Payroll Taxes imposed on the Company, and (viii) any Transfer Taxes, which shall not be more than 50% of the Transfer Taxes; provided, in each case of clauses (i) through (viii), to the extent such amount is not taken into account in Indebtedness or Closing Date Working Capital.

“Indemnifying Party” means either Buyer or Seller when indemnification is sought from such Party pursuant to Section 10, and “Indemnified Party” means Buyer, Seller or any Related Party of Buyer or Seller when such Person is seeking indemnification from an Indemnifying Party pursuant to Section 10.

“Indebtedness” means any of the following Liabilities of the Company: (i) all indebtedness, payment obligations or Liabilities for borrowed money (including all obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, drawn or reimbursed), including the current portion of such indebtedness and including indebtedness pursuant to related-party transactions; (ii) all payment obligations evidenced by notes, bonds, debentures or similar instruments; (iii) all obligations in respect of letters of credit, performance bonds or similar facilities, whether or not drawn or reimbursed, and bankers’ acceptances issued; (iii) all unfunded liabilities relating to severance payments, deferred compensation, phantom stock, and all Accrued Bonuses, in each case, to the extent payable as of the Closing and to the extent not recorded as a liability in Closing Date Working Capital; (iv) all interest bearing debt owed to any third parties (excluding credit card payables related to charges with a transaction date of less than thirty (30) days prior to the Closing Date for ordinary course of business activities of the Company to the extent included in the calculation of Closing Date Working Capital); (v) all payment obligations (contingent or otherwise) for the deferred purchase price of goods, services, assets, securities or property (including the maximum potential amount payable with respect to earnouts, purchase price adjustments, royalties or other payments related to acquisitions), other than trade payables incurred in the ordinary course of business paid in a manner consistent with industry practice and reflected as a current liability in the calculation of Closing Date Working Capital; (vi) all payment obligations to pay rent or other amounts under any leases required to be capitalized in accordance with GAAP; (vii) all interest rate swap, forward contract, foreign currency hedge or other hedging or similar arrangements; (viii) all deferred revenue on the balance sheet of the Company existing as of the Closing resulting from the prepayment for products or services and any Taxes payable in a period following the Closing on deferred revenue existing as of the Closing; (ix) without duplication, unpaid Indemnified Taxes; (x) all bank overdrafts; (xi) all trade payables due to suppliers that are more than ninety (90) days past due; (xii) all “withdrawal liability” of a the Company to a “multiemployer plan” as such terms are defined under ERISA; (xiii) all payment obligations in the nature of guarantees, assumptions, endorsements or other contracts for any indebtedness described in clauses (i) through (xii) above of any other Person (whether directly or indirectly) (other than uncalled guarantees by the Company of the lease obligations of a franchisee, but only if and to the extent that such uncalled guarantees do not and are not required under GAAP to be booked as liabilities on a consolidated balance sheet of the Company); (xiv) all indebtedness referred to in clauses (i) through (xiii) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by the Company, even though the Company has not assumed or become liable for the payment of such Indebtedness, and (xv) in each case with respect to clauses (i) – (xiv) above, together with all accrued interest and accrued fees thereon and all premiums, prepayment penalties, breakage costs and other third party fees and charges with respect to such items.

“Intellectual Property” means all intellectual property (and all rights, interests and protections associated therewith or required for the exercise thereof), however arising, pursuant to applicable Law, whether registered or unregistered, all registrations and applications for, and renewals and extensions of, such property and rights, and the goodwill connected with and symbolized by any of the foregoing, including any and all: (a) trademarks, service marks, trade names, trade, dress, logos, design rights, and similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies, logins and passwords related thereto and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, including copyrights, designs, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights, whether or not copyrightable or published; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, and other confidential and proprietary information; (e) patents (including all reissues, divisionals, provisionals, continuations, continuation-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Entity-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) Software; (g) rights of publicity, rights of privacy, rights to name and likeness, and similar rights; and (i) any other similar intellectual property rights and proprietary interests and registrations and applications for the foregoing.

“Knowledge” means, (a) with respect to an individual, such individual’s actual knowledge and the knowledge a prudent individual could be expected to discover in the course of making reasonable inquiry of the pertinent matter, (b) with respect to Seller, the Knowledge of any of Joseph M. O’Hara and Daniel Chaon and (c) with respect to Buyer, the Knowledge of any of Andrew A. Wiederhorn.

“Law” means (a) any federal, state, local, municipal, foreign, international, multinational or other administrative law, constitution, common law principle, ordinance, code, statute, judgment, injunction, decree, order, rule, statute or governmental regulation, or “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, (b) any binding judicial or administrative interpretation of any of the foregoing, (c) the terms and conditions of any agreement relating to the Company with a Governmental Entity, (d) any governmental requirements or restrictions of any kind, or any rule, regulation or order promulgated thereunder, (e) any rules, regulations, orders, decrees, consents, or judgments of any regulatory agency, stock exchange or similar self-regulatory organization, court or other Person, or (f) any applicable requirements associated with any Permits.

“Lease” means any lease with respect to real property and all amendments and related documents thereto.

“Legal Requirement” means any Law, Governmental Order or Permit.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any mortgage, pledge, lien, encumbrance, claim, charge, security interest, option, warrant, right of first refusal, hypothecation, security agreement or other encumbrance or restriction on the use or transfer of any assets.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that had, has, or could reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect the business, results of operations, condition (financial or otherwise) or assets of the Company, taken as a whole, (b) a materially adverse impact on the ability of Seller to consummate the transactions contemplated hereby on a timely basis, or (c) materially adverse impact on the validity or enforceability of the Transaction Documents or the rights or remedies of Buyer thereunder; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Company operate; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) any change, effect or circumstance resulting from the announcement of this Agreement; (vi) or conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God; and provided, further, that, notwithstanding the foregoing, any event, occurrence, fact, condition or change referred to in clauses (i), (ii) and (vi) above shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a material and disproportionate effect on the Company compared to other participants in the industries or markets in which the Company operates.

“Most Recent Balance Sheet” means the unaudited balance sheet for the Company as of October 31, 2021.

“Non-Fundamental Representation” means any representation or warranty set forth in any of Articles 2, 3 or 4 that is not a Fundamental Representation.

“Organizational Documents” means (a) for a corporation, its certificate or articles of incorporation and code of regulations, (b) for a limited liability company, its certificate of formation or articles of organization and operating agreement, and (c) the documents or instruments, if any, performing similar purposes of any other entity.

“Parties” means collectively Buyer, Seller, and Company and “Party” means any one of them.

“Payoff Letters” means those certain letters in a form reasonably acceptable to Buyer by all Persons to which any Closing Indebtedness is owed, that provide for or include, among other things, (a) the amounts required to pay off in full on the Closing Date the Closing Indebtedness owing to such Person (including the outstanding principal, accrued interest and all applicable prepayment penalties, “breakage costs,” redemption fees, costs, and expenses or premiums and other amounts owing pursuant to the instruments evidencing the Closing Indebtedness), (b) the release, discharge, removal, and termination of all Liens arising under such Closing Indebtedness upon payment of the amounts set forth therein, as applicable, (c) UCC-3 termination statements evidencing the termination of any UCC-1 financing with respect to such Encumbrances, and (d) contain a customary release (with customary exceptions) conditional on full payment of all such amounts.

“Permits” means all permits, certificates, licenses, approvals, governmental notifications, franchises, certificates, approvals, exemptions, classifications, registrations and other similar authorizations (and applications therefor) from Governmental Entity.

“Permitted Liens” means: (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, covenants and other imperfections and similar restrictions or conditions affecting Real Property; (d) zoning, building and other similar ordinances or restrictions imposed by applicable Law; (e) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (f) other imperfections of title or Liens, if any, that have not had, and would not have, a Material Adverse Effect.

“Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, trust, unincorporated association, joint venture or other entity.

“Personal Data” means any information that identifies or can be used to identify a person, including, but not limited to, name, physical address, postal address, email address or other online contact information (such as a user name, identifier or screen name), telephone number (including home and mobile telephone number), password, Social Security number, driver’s license number or other government-issued identification number, account number, credit card information, personal financial or healthcare information, personal preferences, and all other personal information and data subject to regulation under any applicable Data Protection Law.

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Post-Closing Taxable Income or Expense” means any (i) item of income included in taxable income in any Post-Closing Tax Period which income economically accrues in a Pre-Closing Tax Period but was not reported in the Pre-Closing Tax Period, or (ii) any item of deduction taken in a Pre-Closing Tax Period that economically accrues in the Post-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Related Party” means with respect to a Person, any or its Affiliates, or any of its or its Affiliate’s shareholders, directors, officers, managers, members, partners, trustees, or employees, or any Family Member, heir, personal representative, successor, or assign of any of the foregoing.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, heuristics, models and methodologies, whether in source code or object code, (b) testing, validation, verification and quality assurance materials, (c) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (d) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (e) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing, (f) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, and (g) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing.

“Straddle Period” means any Tax Period beginning on or before the Closing Date and ending after the Closing Date.

“Systems” means all of the following used by or on behalf of the Company (whether owned by the Company or a third party): electronic data processing and storage, information, record keeping, communications, telecommunications, hardware, Software, networks, peripherals and computer systems, and all documentation associated with any of the foregoing.

“Tax” or “Taxes” means, with respect to any Person (i) all federal, state, local, county, foreign and other taxes, assessments or other government charges, including, without limitation, any income, alternative or add-on minimum tax, estimated gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital, stock, franchise, profits, license, registration, recording, documentary, intangibles, conveyancing, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, or charge in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) whether such Tax is disputed or not, (ii) liability for the payment of any amounts of the type described in clause (i) above relating to any other Person as a result of being party to any agreement, including an agreement to indemnify such other Person, being a successor or transferee of such other Person, or being a member of the same affiliated, consolidated, combined, unitary or other group with such other Person, or (iii) liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any affiliated group as defined in Section 1504 of the Code, or any analogous combined, consolidated or unitary group defined under state, local or foreign income Law with respect to Taxes (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Contest” means any pending or threatened U.S. federal, state, local or non-U.S. Tax audits, assessments, claims, suits, litigation or other similar action that could reasonably be expected to give rise to an indemnity claim under this Agreement on account of Taxes.

“Tax Period” means any period prescribed by any Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any return, estimate, declaration, report, claim for refund or information statement filed, or required to be filed, with respect to Taxes with any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, with respect to a party, all agreements, certificates and other instruments to be delivered by such party in connection with this Agreement.

“Transaction Expenses” means the aggregate amount of (i) all fees and expenses incurred by the Company or Seller (or direct or indirect owner thereof) in connection with the negotiation, preparation, execution and performance of this Agreement and the Transaction Documents, and the Transactions, including all legal, financial advisory, accounting, consulting and other fees and expenses and any broker’s or finder’s fees, (ii) all amounts (plus any associated withholding Taxes or any Taxes required to be paid by the Company with respect thereto) payable by the Company, whether immediately or in the future, under any “change of control,” retention, termination, compensation, severance) or other arrangements by reason of (either alone or in conjunction with any other event, such as termination or continuation of employment) the consummation of the Transactions or any Transaction Document (including such amounts payable to any employee of the Company at the election of such employee pursuant to any such arrangements), (iii) 50% of the costs, fees, expenses and premiums payable in connection with any Tail Policy that does not exceed $100,000, and 100% of the costs, fees, expenses and premium payable in excess of $100,00 (iv) any other fees, costs, expenses or payments resulting from the change of control of the Company or otherwise payable in connection with receipt of any consent or approval in connection with the Transactions, and (v) one-half of the fees and expenses of the Escrow Agent.

“Units” means the limited liability company equity interests of the Company.

“Willful Breach” by a party means an intentional act or omission by such party (i) that causes such party to be in material breach of this Agreement and (ii) where such party has the actual subjective awareness (without any duty of inquiry) at the time of such intentional act or omission that such action or omission constitutes a material breach of this Agreement.

“Working Capital” means the difference as of a specified date between (a) the sum of the amounts of those categories of current assets set forth on Schedule A-1 and (b) the sum of the amounts of those categories of current liabilities set forth on Schedule A-1, each determined in accordance with the Accounting Principles.

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